Form 10KSB40, Exhibit 13
period 1996-12-31
WAYNE BANCORP INC /GA/
filed 1997-03-31
CIK 856063

                                                                      EXHIBIT 13



                         ANNUAL REPORT TO SHAREHOLDERS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                              WAYNE BANCORP, INC.



                               1996 ANNUAL REPORT





                              WAYNE NATIONAL BANK

                               TABLE OF CONTENTS

Letter to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

Selected Consolidated Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

Business of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

Management's Discussion and Analysis of Financial
Condition and Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3-17

Market for Company's Common Equity and Related
Shareholder Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17-18

Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20-41

Directors and Officers and Shareholder Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42


LETTER TO SHAREHOLDERS

         I am pleased to report the completion of another outstanding year for Wayne Bancorp, Inc. (the "Company") and its subsidiary, Wayne National Bank (the "Bank"). The improvement in earnings which the Bank experienced in 1996 has placed it in the top 5% of its peer group nationwide.

         The Company had net income of $828,148 in 1996, compared to $497,809 in 1995, a 66% increase. Earnings per share, on a fully diluted basis, were $1.78 in 1996, compared to $1.10 in 1995. The Company's earnings in 1996 resulted in a return on average assets and return on average equity of 2.41% and 19.65%, respectively, compared to 1.67% and 14.34%, respectively, in 1995.

         The improvement in earnings during 1996 can be attributed primarily to a significant increase in net interest income which grew 39% to $2.0 million in 1996 on net interest margin of 6.45%, up from 5.34% in 1995. The improvement experienced in net interest income can be attributed primarily to a 37%, or $5.6 million, increase in average loans outstanding.

         Noninterest income grew 12% to $568,901 in 1996, primarily as a result of higher fee income on deposits. Noninterest expense grew 5% in 1996, as the result of a 12.6% increase in salaries and employee benefits, which was partially offset by a 3.0% decline in occupancy expense.

         The Company had no nonperforming assets at year end 1996, compared to $30,000 at year end 1995. Net charge-offs amounted to .35% of average loans in 1996, down significantly from .94% in 1995. During 1996, $90,000 was added to the Bank's loan loss reserve, the first such provision in over two years. The allowance for loan losses totaled $213,969 at year end 1996, which represents .92% of net year end loans.

         At year end 1996, shareholders' equity totaled $4.6 million, up 21% from 1995, bringing book value to $12.25 per share, compared to $10.15 per share at the end of 1995. The Company's leverage position stood at 12.33% at year end 1996, compared to 11.80% at year end 1995.

         Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included within this report which disclose the results of the year in greater detail. I would like to take this opportunity to thank you for your support and I look forward to seeing each of you at our annual shareholders meeting.


                                        Sincerely,
                                        /s/ Douglas R. Harper
                                        Douglas R. Harper
                                        President & CEO

                              WAYNE BANCORP, INC.
                   SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         1996           1995          % CHANGE
                                                                       --------       --------        --------
 Earnings:
   Net interest income                                                  $  1,988        $ 1,430          39%
   Provision for possible loan losses                                         90              0          ---
   Noninterest income                                                        569            508          12%
   Noninterest expense                                                     1,273          1,214           5%
   Profit from operations                                                  1,195            723          65%
   Income taxes                                                              367            226          62%
   Net income                                                                828            498          66%

 Per Share Data:
   Net income (on a fully diluted basis)                                $   1.78        $  1.10          62%
   Book value                                                              12.25          10.15          21%

 Selected Average Balances:
   Total assets                                                         $ 34,396        $29,762          16%
   Loans (net of unearned income)                                         20,768         15,179          37%
   Deposits                                                               29,767         26,074          14%
   Shareholders' equity                                                    4,214          3,472          21%

 Selected Year-End Balances:
   Total assets                                                         $ 43,235        $37,651          15%
   Loans (net of unearned income)                                         23,382         16,476          42%
   Deposits                                                               38,017         33,486          14%
   Shareholders' equity                                                    4,628          3,835          21%

 Selected Ratios:
   Net interest margin                                                      6.45%          5.34%
   Return on average assets                                                 2.41%          1.67%
   Return on average equity                                                19.65%         14.34%
   Net charge-offs to average loans (net of unearned income)                0.35%          0.94%
   Average equity to average assets                                        12.25%         11.67%
   Risk-based capital:
     Tier 1 capital to risk-adjusted assets                                18.70%         19.86%
     Total capital to risk-adjusted assets                                 19.57%         20.89%
   Leverage                                                                12.33%         11.80%

                            BUSINESS OF THE COMPANY

         Wayne Bancorp, Inc. (the "Company") was organized under the Georgia Business Corporation Code on September 5, 1989, to become a one-bank holding company by acquiring all the capital stock of Wayne National Bank (the "Bank") upon its formation. The Bank commenced business on September 26, 1990, and the only activity of the Company since then has been the ownership and operation of the Bank. The Bank was organized as a banking association under the laws of the United States. The Bank is engaged in a general commercial and retail banking business, emphasizing in its marketing the Bank's local management and ownership, from its main office in Jesup, Georgia. The products offered include commercial and retail checking accounts, NOW accounts, money market accounts and certificates of deposit. The Bank offers commercial loans, agricultural loans, real estate loans and installment loans. It also acts as an issuing agent for U.S. savings bonds, traveler's checks, money orders and cashier's checks, and it offers collection teller services, including wire transfer services. The Bank also offers a night depository facility, safe deposit boxes, and ATM service.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the Company's financial condition and results of operation should be read in conjunction with the Company's Consolidated Financial Statements and related notes and the statistical information included elsewhere herein.

OVERVIEW

         During 1996, management's attention continued to be focused on earnings. A relatively stable interest rate environment, together with steady loan growth throughout the year, combined to bring about a significant increase in earnings for 1996.

RESULTS OF OPERATIONS

         The Company had net income of $828,148 in 1996, compared to $497,809 in 1995, an increase of 66%. Earnings per share, on a fully diluted basis, were $1.78 in 1996, compared to $1.10 in 1995. The Company's earnings in 1996 resulted in a return on average assets and return on average equity of 2.41% and 19.65%, respectively, compared to 1.67% and 14.34%, respectively, in 1995.

         The improvements in earnings in 1996 can be attributed primarily to higher net interest income, which grew 39% to $2.0 million in 1996 on net interest margin of 6.45% and an interest spread of 5.28%. This improvement in net interest income can be attributed primarily to a 16% increase in average earning assets brought about by the 14% increase in average deposits. Deposits grew $4.5 million, or 14%, between December 31, 1995, and December 31, 1996.

         The Company had no nonperforming assets at year end 1996, compared to $30,000 at year end 1995. Net charge-offs amounted to .35% of average loans in 1996, down significantly from .94% in 1995. During 1996, the Bank provided $90,000 to the allowance for loan losses, the first such provision since 1993. The allowance for loan losses totaled $213,969 at year end 1996, which represents .92% of net year end loans.

         Noninterest income grew $60,853, or 12%, to $568,901 in 1996, from $508,048 in 1995. This increase resulted primarily from a $54,380, or 16%, increase in service charges on deposits. Other operating income grew $12,510, or 9%, while securities gains declined $6,037, or 28%.

         Noninterest expense grew $58,200, or 5%, to $1.3 million in 1996. A $67,712 increase in salaries and employee benefits was partially offset by a $5,904 reduction in occupancy expenses and a $3,608 reduction in other operating expenses. The Company's efficiency ratio, which is noninterest expense as a percentage of net interest income after the provision for loan losses plus noninterest income, net of gains and losses on the sale of assets, improved to 51.9% in 1996, compared to 63.4% in 1995.

NET INTEREST INCOME/MARGINS

         The primary source of revenue for the Company is net interest income, which is the difference between income on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" below indicates the Company's average volume of interest-earning assets and interest-bearing liabilities for 1996 and 1995 and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the earning asset portfolio (which includes loans), and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" below indicates the changes in the Company's net interest income as a result of changes in volume and rate from 1995 to 1996 and from 1994 to 1995.

         Net interest income was $2.0 million for 1996, a 39% increase from 1995. Net interest income increased primarily as a result of an increase in average earning assets, as earning assets averaged $31.8 million in 1996, up 16% from $27.3 million in 1995. The Bank increased the amount of loans outstanding during 1996, as well as the yield earned on loans. Loans averaged $20.8 million in 1996, up 37% from $15.2 million in 1995, and the average yield increased to 11.72% in 1996, from 11.56% in 1995. The combination of this increase in both loans and loan yield served to increase loan interest income 39% to $2.4 million in 1996, from $1.8 million in 1995. The Company's net interest spread, the difference between the taxable equivalent yield on earning assets and the cost of interest-bearing liabilities, grew significantly in 1996 to 5.28%, from 4.23% in 1995, primarily as a result of the increased lending activity and the decline in the bank's cost of funds.

         The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. Unlike net interest spread, net interest margin is affected by the level of interest-free funding used to support earning assets. The Company's net interest margin on a taxable equivalent basis rose significantly to 6.45% for 1996, from 5.34% for 1995. Net interest margin is expected to remain fairly stable during 1997, varying only slightly from 1996. Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

         The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

                AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES
                             (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------------
                                                            1996                          1995
                                                ---------------------------   ----------------------------
                                                AVERAGE   INCOME/    YIELD/   AVERAGE   INCOME/    YIELD/
                                                BALANCE   EXPENSE     RATE    BALANCE   EXPENSE     RATE
                                                -------   -------    ------   -------   -------    ------
     ASSETS
     Earning Assets
       Loans(1)  . . . . . . . . . . . . . . .  $20,768    $2,433    11.72%    $15,179   $1,754    11.56%
       Securities:
          Taxable  . . . . . . . . . . . . . .    5,978       355     5.94%      7,446      445     5.98%
          Tax exempt(2)  . . . . . . . . . . .    2,189       180     8.22%      1,158       88     7.60%
       Interest-bearing deposits . . . . . . .       60         3     5.00%        262       15     5.73%
       Funds sold  . . . . . . . . . . . . . .    2,326       124     5.33%      2,906      169     5.82%
       Other earning assets(2) . . . . . . . .      440        20     4.55%        391       16     4.09%
                                                -------    ------     ----     -------   ------    -----
          Total earning assets   . . . . . . .   31,761     3,115     9.81%     27,342    2,487     9.10%
                                                           ------     ----               ------    -----

     Cash and due from banks . . . . . . . . .    1,401                          1,128
     Premises and equipment  . . . . . . . . .    1,019                          1,037
     Other assets  . . . . . . . . . . . . . .      422                            489
     Allowance for loan losses . . . . . . . .    (207)                           (234)
                                                -------                          -----
          Total assets . . . . . . . . . . . .  $34,396                        $29,762
                                                =======                        =======

     LIABILITIES
     Interest-Bearing Liabilities
       Interest-bearing transaction
         accounts(1) . . . . . . . . . . . . .  $ 4,446       109     2.45%    $ 3,572   $  110     3.08%
       Savings deposits (1)  . . . . . . . . .    3,851        97     2.52%      3,688      116     3.15%
       Time deposits (1) . . . . . . . . . . .   15,227       859     5.64%     13,868      802     5.78%
       Other short-term borrowings . . . . . .       18         1     5.50%          0        0     0.00%
       Long-term debt  . . . . . . . . . . . .        0         0     0.00%          0        0     0.00%
                                                -------    ------     ----     -------    -----    -----
          Total interest-bearing liabilities .   23,542     1,066     4.53%     21,128    1,028     4.87%
                                                           ------     ----                -----    -----

     Demand deposits (1) . . . . . . . . . . .    6,241                          4,946
     Accrued interest and other liabilities  .      399                            216
     Shareholders' equity  . . . . . . . . . .    4,214                          3,472
                                                -------                        -------
          Total liabilities and shareholders'
           equity  . . . . . . . . . . . . . .  $34,396                        $29,762
                                                =======                        =======
     Net interest spread . . . . . . . . . . .                        5.28%                         4.23%
                                                                      ====                          ====
     Net interest income/margin on a taxable
       equivalent basis  . . . . . . . . . . .             $2,049                        $1,459
                                                           ======                        ======
     Net interest income/margin  . . . . . . .                        6.45%                         5.34%
                                                                      ====                          ====

----------------------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2) Tax exempt income converted to taxable equivalent.

         Analysis of Changes in Net Interest Income. The following tables set forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1994 to 1995 and 1995 to 1996.


                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------
                                                    1996 COMPARED WITH 1995            1995 COMPARED WITH 1994
                                                        VARIANCE DUE TO                    VARIANCE DUE TO
                                               ---------------------------------   --------------------------------
                                                   VOLUME       RATE      TOTAL       VOLUME       RATE    TOTAL
                                                   ------      ------     -----       ------      ------   -----
   EARNING ASSETS
     Loans   . . . . . . . . . . . . . . . . .       $646       $33       $679        $263          $132    $395
     Securities:
        Taxable  . . . . . . . . . . . . . . .       (87)        (3)       (90)         37            85     122
        Tax exempt . . . . . . . . . . . . . .         78        14         92          88             0      88
     Funds sold  . . . . . . . . . . . . . . .       (33)       (12)       (45)        (11)           50      39
     Interest-bearing deposits with banks    .       (11)        (1)       (12)        (21)            4     (17)
     Other earning assets  . . . . . . . . . .          2         2          4          16             0      16
                                                     ----       ---       ----        ----          ----    ----
          Total interest income  . . . . . . .        595        33        628         372           271     643
                                                     ----       ---       ----        ----          ----    ----

   INTEREST-BEARING LIABILITIES
     Interest-bearing deposits:
        Interest-bearing transaction accounts          26        (27)       (1)          9             9      18
        Savings and market rate investments  .          5        (24)      (19)          9            10      19
        Certificates and other time deposits .         78        (21)       57         111           187     298
                                                     ----       ----      ----        ----          ----    ----
          Total interest-bearing deposits  . .        109        (72)       37         129           206     335
     Other short-term borrowings   . . . . . .          1          0         1           0             0       0
     Long-term debt  . . . . . . . . . . . . .          0          0         0           0             0       0
                                                     ----       ----      ----        ----          ----    ----
          Total interest expense . . . . . . .        110        (72)       38         129           206     335
                                                     ----       ----      ----        ----          ----    ----
          Net interest income on a taxable
             equivalent basis  . . . . . . . .        485        105       590         243            65     308
          Less taxable equivalent adjustment .         32          0        32          29             0      29
                                                     ----       ----      ----        ----          ----    ----
          Net interest income  . . . . . . . .       $453       $105      $558        $214          $ 65    $279
                                                     ====       ====      ====        ====          ====    ====


         Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

         The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest sensitivity risk.

         The following table illustrates the Company's interest rate sensitivity at December 31, 1996.

                         INTEREST SENSITIVITY ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31, 1996
                                   -----------------------------------------------------------------------------------
                                                    AFTER ONE      AFTER THREE                 GREATER THAN
                                       WITHIN        THROUGH         THROUGH        WITHIN     ONE YEAR OR
                                       ONE MONTH   THREE MONTHS   TWELVE MONTHS     ONE YEAR   NONSENSITIVE  TOTAL
                                       ---------   ------------   -------------   -----------  --------------------
   ASSETS
   Earning Assets (1)
     Loans   . . . . . . . . . . .      $ 6,358       $  2,134        $5,064        $13,556      $ 9,826     $23,382
     Securities (2)  . . . . . . .          498            135         1,504          2,137        6,249       8,386
     Interest-bearing deposits with
       banks   . . . . . . . . . .          155              0           100            255            0         255
     Funds sold  . . . . . . . . .        8,280              0             0          8,280            0       8,280
                                        -------       --------        ------        -------      -------     -------
       Total earning assets  . . .      $15,291       $  2,269        $6,668        $24,228      $16,075     $40,303
                                        =======       ========        ======        =======      =======     =======

   LIABILITIES
   Interest-bearing liabilities
     Interest-bearing deposits
       Demand deposits   . . . . .      $ 4,508       $      0        $    0        $ 4,508      $     0     $ 4,508
       Savings deposits  . . . . .        3,841              0             0          3,841            0       3,841
       Time deposits (3)   . . . .        1,505          4,249         7,253         13,007        3,690      16,697
                                        -------        -------        ------        -------      -------     -------
       Total interest-bearing
       deposits  . . . . . . . . .        9,854          4,249         7,253         21,356        3,690      25,046
     Other short-term borrowings              0              0             0              0            0           0
     Long-term debt  . . . . . . .            0              0             0              0            0           0
                                        -------        -------        ------        -------      -------     -------
       Total interest-bearing
       liabilities   . . . . . . .      $ 9,854       $  4,249        $7,253        $21,356      $ 3,690     $25,046
                                        =======       ========        ======        =======      =======     =======

   Period gap  . . . . . . . . . .      $ 5,437       $ (1,980)       $ (585)       $ 2,872      $12,385     $15,257
   Cumulative gap  . . . . . . . .      $ 5,437       $  3,457        $2,872        $ 2,872      $15,257     $15,257
   Ratio of cumulative gap to total
     earning assets  . . . . . . .         13.5%           8.6%          7.1%           7.1%        37.9%       37.9%

----------------------
(1) Excludes nonaccrual loans and securities.
(2) Excludes investment equity securities of $339,271.
(3) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.

         The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability sensitive. The Company is asset sensitive over the one month and one year time frames and liability sensitive over the one through three months and three through twelve months time frames. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         General. The Bank has developed policies and procedures for evaluating the overall quality of its credit portfolio and for the timely identification of potential problem credits. On a quarterly basis, management of the Bank recommends, and the Board of Directors of the Bank approves, the appropriate level for the allowance for loan losses based on the results of the internal monitoring and reporting system, analysis of economic conditions in its market, and a review of historical statistical data for both the Bank and other financial institutions. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required. The adequacy of the allowance for loan losses and the effectiveness of the Bank's monitoring and analysis system are also reviewed periodically by the banking regulators and the Bank's independent auditors and independent loan review firm.

         Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

         The table below summarizes certain information with respect to the Bank's allowance for loan losses and the composition of charge-offs and recoveries for each of the last two years.

                           ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------
                                                                   1996                   1995
                                                                   ----                   ----
              Total loans outstanding at end of
                period, net of unearned income  . . .              $23,382                $16,476

              Average amount of loans
                outstanding, net of unearned
                income  . . . . . . . . . . . . . . .              $20,768                $15,179

              Balance of allowance for loan
                losses at beginning of period   . . .                 $197                  $ 340

              Loan losses:
                Commercial, financial and
                  agricultural  . . . . . . . . . . .                    0                    133
                Real estate - mortgage  . . . . . . .                    7                     10
                Consumer  . . . . . . . . . . . . . .                   81                     19
                                                                   -------                -------
                  Total loan losses   . . . . . . . .                   88                    162
                                                                   -------                -------


              Recoveries of previous loan
                losses:
                Commercial, financial and
                  agricultural  . . . . . . . . .                        0                      0
                Real estate - mortgage  . . . . .                        3                     16
                Consumer  . . . . . . . . . . . .                       12                      3
                                                                      ----                   ----
                  Total recoveries  . . . . . . .                       15                     19
                                                                      ----                   ----

              Net loan losses . . . . . . . . . .                       73                    143
              Provision for loan losses . . . . .                       90                      0
                                                                      ----                   ----

              Balance of allowance for loan
                losses at end of period   . . . .                     $214                   $197
                                                                      ====                   ====

              Allowance for loan losses to
                period end loans  . . . . . . . .                      .92%                  1.19%
              Net charge-offs to average loans  .                      .35%                   .94%

         The provision for loan losses charged to earnings for the year ended December 31, 1996, amounted to $90,000. This marks the first year since 1993 that a provision for loan losses was charged to earnings. Net charge-offs amounted to .35% of average loans in 1996, down significantly from .94% in 1995. The provision set aside for loan losses during 1996 was primarily the result of management's assessment that, even though asset quality remains at a desirable level, the allowance for loan losses should be increased to reflect the growth experienced in the loan portfolio. Management feels the allowance is adequate at this time; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

         Allocation of Allowance. The table below sets forth the amount of the allowance for loan losses allocated by the Company by loan categories.
Declines in commercial loans combined with increases in the amount of real estate loans and consumer loans are reflected in the change in the amount of the allowance for loan losses allocated to the specific loan categories.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)



                                                                DECEMBER 31,
                                       ------------------------------------------------------------------
                                                1996                                   1995
                                                ----                                   ----
                                        AMOUNT             PERCENT             AMOUNT             PERCENT
                                        ------             -------             ------             -------
 Commercial, financial and
   agricultural                          $ 23              10.7%               $ 18                 9.1%

 Real estate                               67              31.3%                 35                17.8%

 Consumer                                  41              19.2%                 30                15.2%

 Unallocated                               83              38.8%                114                57.9%
                                         ----             -----                ----               -----

 TOTAL                                   $214             100.0%               $197               100.0%
                                         ====             =====                ====               =====

         Nonperforming Assets. The following table presents the Company's nonperforming assets for the dates indicated.

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                      DECEMBER 31,
                                                  ---------------------------------------------------
                                                              1996                    1995
                                                              ----                    ----
          Nonaccrual loans  . . . . . . . . . . .             $  0                    $     0
          Restructured loans  . . . . . . . . . .                0                          0
                                                              ----                    -------
              Total nonperforming loans   . . . .                0                          0
          Nonaccruing securities  . . . . . . . .                0                          0
          Other real estate owned . . . . . . . .                0                         30
                                                              ----                    -------
              Total nonperforming assets  . . . .             $  0                    $    30
                                                              ====                    =======

          Loans past due 90 days or more  . . . .             $  0                    $     0

          Allowance for loan losses to period
            end loans   . . . . . . . . . . . . .              .92%                      1.19%
          Allowance for loan losses to period
            end nonperforming loans   . . . . . .              N/A                        N/A
          Allowance for loan losses to period
            end nonperforming assets  . . . . . .              N/A                     656.67%
          Net charge-offs to average loans  . . .              .35%                       .94%
          Nonperforming assets to period end
            loans and foreclosed property   . . .              N/A                        .18%


         Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. There were no nonperforming assets as of December 31, 1996.

         Potential Problem Loans. A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected. At December 31, 1996, the Company held twelve loans considered by management to be potential problem loans totaling approximately $410,000. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

         Noninterest income. The largest component of noninterest income is service charges on deposit accounts, which totaled $396,895 in 1996, a 16% increase over the 1995 level of $342,515. Also contributing to the improvement in noninterest income was other operating income which totaled $156,827 in 1996, a 9% increase compared to the 1995 total of $144,317.

         The following table sets forth, for the periods indicated, the principal components of noninterest income:

                               NONINTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------
                                                              1996                        1995
                                                            --------                    --------
                 Service charges on deposit
                   accounts  . . . . . . . . . . . .           $397                       $343
                 Securities gains  . . . . . . . . .             15                         21
                 Other . . . . . . . . . . . . . . .            157                        144
                                                               ----                      -----
                     Total noninterest income  . . .           $569                       $508
                                                               ====                       ====

         Noninterest Expense. The following table sets forth, for the periods indicated, the primary components of noninterest expense:

                              NONINTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)

                                                                         YEAR ENDED DECEMBER 31,
                                                                     ------------------------------
                                                                       1996                  1995
                                                                     --------              --------
                Salaries and employee benefits  . . . . . .              $604                  $536
                Net occupancy expense . . . . . . . . . . .                73                    70
                Furniture and equipment expense . . . . . .               116                   125
                Director and committee fees . . . . . . . .                42                    24
                Amortization of intangibles . . . . . . . .                 0                    21
                Data processing . . . . . . . . . . . . . .                21                    18
                Insurance . . . . . . . . . . . . . . . . .                16                    18
                Advertising . . . . . . . . . . . . . . . .                22                    25
                Banking assessments . . . . . . . . . . . .                21                    49
                Professional fees . . . . . . . . . . . . .                51                    48
                Postage and freight and couriers  . . . . .                50                    44
                Supplies  . . . . . . . . . . . . . . . . .                74                    55
                Travel, meetings, seminars, entertainment .                20                    16
                Other . . . . . . . . . . . . . . . . . . .               163                   165
                                                                       ------                ------
                        Total noninterest expense   . . . .            $1,273                $1,214
                                                                       ======                ======

                Efficiency ratio  . . . . . . . . . . . . .              51.9%                 63.4%


         Salaries and employee benefits increased $67,712, or 13%, to $604,095 in 1996, from $536,383 in 1995, due primarily to a $31,483, or 7%, increase in salaries and a $29,714, or 96% increase in incentive compensation. Director and committee fees increased $17,900, or 75%, to $41,900 in 1996, from $24,000 in 1995, due to an increase in the fees paid to directors for each meeting of the board of directors of the Bank attended, as well as for beginning to pay a fee for attending meetings of the committees of the Bank's board of directors. In addition, office supplies increased $19,002, or 34%, to $74,195 in 1996, from $55,193 in 1995. These increases in noninterest expenses were offset in part by reductions in several noninterest expenses. First, furniture and equipment expense declined $9,046, or 7%, which can be attributed primarily to a $14,731, or 17%, reduction in depreciation expense. In addition, banking assessments decreased $27,440, or 56%, due to a reduction in the premium rate charged by the Federal Deposit Insurance Corporation for deposit insurance. Amortization of intangibles also declined by $20,704, as the Company and the Bank completed the write-off in 1995 of certain organizational costs incurred in 1989 and 1990.

EARNING ASSETS

         Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $20.8 million in 1996, compared to $15.2 million in 1995, an increase of $5.6 million, or 37%. At December 31, 1996, total loans were $23.4 million, compared to $16.5 million at the end of 1995.

         In 1996, growth in the Company's loan portfolio accelerated as the local economy remained strong. The following table shows the composition of the loan portfolio by category at the dates indicated.

                         COMPOSITION OF LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31,
                                              --------------------------------------------------------
                                                         1996                         1995
                                              ---------------------------    -------------------------
                                                                PERCENT                      PERCENT
                                                  AMOUNT       OF TOTAL          AMOUNT     OF TOTAL
                                                  ------       --------          ------     --------
                  Commercial, financial and
                    agricultural  . . . . .       $ 3,361        14.4%           $ 2,338      14.2%
                  Real estate
                    Construction  . . . . .         2,066         8.8%             1,198       7.3%
                    Mortgage - residential          6,044        25.8%             3,983      24.1%
                    Mortgage - commercial           3,341        14.3%             3,345      20.3%
                  Consumer  . . . . . . . .         8,261        35.3%             5,512      33.4%
                  Other . . . . . . . . . .           337         1.4%               125        .7%
                                                  -------       -----            -------     -----
                    Total gross loans   . .        23,410       100.0%            16,501     100.0%
                                                                =====                        =====
                  Unearned income . . . . .            28                             24
                                                  -------                        -------
                    Total loans net of
                      unearned income   . .        23,382                         16,477
                  Allowance for loan losses           214                            197
                                                  -------                        -------
                    Total net loans   . . .       $23,168                        $16,280
                                                  =======                        =======


         The principal component of the Company's loan portfolio is consumer loans. At year end 1996, this category totaled $8.3 million and represented 35% of the total loan portfolio, compared to $5.5 million, or 33%, at the end of 1995. Consumer loans increased $2.7 million, or 50%, at December 31, 1996, compared to December 31, 1995. The growth in 1996 was primarily a result of the strong local economy and the addition of a consumer lender in mid-1995.

         Residential mortgage loans increased $2.1 million, or 52%, to $6.0 million at December 31, 1996, from $4.0 million at year end 1995. This increase is the result of management's decision to allocate more funds to residential mortgage loans, primarily to low and moderate income borrowers. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, was essentially unchanged, while construction loans rose $868,017, or 72%, due to favorable mortgage interest rates and an increase in new home building.

         Commercial, financial and agriculture loans grew by $1.0 million, or 44%, to $3.4 million at December 31, 1996, from $2.3 million at December 31, 1995. This increase is due primarily to management's efforts to increase the Bank's commercial customer base and to increase lending to farmers.

         The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1996.

     LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES
                            (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31, 1996
                                                  ---------------------------------------------------------
                                                                 OVER ONE YEAR
                                                   ONE YEAR         THROUGH        OVER FIVE
                                                    OR LESS       FIVE YEARS         YEARS          TOTAL
                                                    -------       ----------         -----          -----
           Commercial, financial and
              agricultural . . . . . . . . . .      $ 2,122          $1,041          $  198         $ 3,361
           Real estate   . . . . . . . . . . .        5,748           1,991           3,712          11,451
           Consumer  . . . . . . . . . . . . .        2,012           5,343             906           8,261
           Other . . . . . . . . . . . . . . .          208              97              32             337
                                                    -------          ------          ------         -------
                Total  . . . . . . . . . . . .      $10,090          $8,472          $4,848         $23,410
                                                    =======          ======          ======         =======

           Fixed interest rate   . . . . . . .       $4,839          $8,472          $4,848         $18,159
           Variable interest rate  . . . . . .        5,251               0               0           5,251
                                                    -------          ------          ------         -------
                Total  . . . . . . . . . . . .      $10,090          $8,472          $4,848         $23,410
                                                    =======          ======          ======         =======


         The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown on the above table.

         Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total investment securities averaged $8.2 million in 1996, compared to $8.6 million in 1995. At December 31, 1996, the total securities portfolio was $8.7 million, compared to $8.0 million at December 31, 1995. The increase in the portfolio during 1996 was primarily due to management's decision to expand the investment in tax-exempt municipal bonds.

         The following table sets forth the book value of the securities held by the Company at the dates indicated.

                            BOOK VALUE OF SECURITIES
                             (DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31,
                                                               --------------------------------------
                                                                      1996              1995
                                                                      ----              ----
                    U.S. Treasury . . . . . . . . . . . . . . .      $4,273            $3,734
                    U.S. government agencies  . . . . . . . . .         500             1,750
                    State, county and municipal securities  . .       3,623             2,171
                    Other . . . . . . . . . . . . . . . . . . .         331               275
                                                                     ------            ------
                            Total securities  . . . . . . . . .      $8,727            $7,930
                                                                     ======            ======

         The following table shows the scheduled maturities and average yields of securities held at December 31, 1996.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS
                             (DOLLARS IN THOUSANDS)

                                                                      DECEMBER 31, 1996
                                      --------------------------------------------------------------------------------
                                                             AFTER ONE BUT       AFTER FIVE BUT
                                       WITHIN ONE YEAR     WITHIN FIVE YEARS    WITHIN TEN YEARS     AFTER TEN YEARS
                                      ------------------  ------------------- -------------------  -------------------
                                        AMOUNT    YIELD      AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT     YIELD
                                        ------    -----      ------    -----     ------    -----     ------     -----
 U.S. Treasury . . . . . . . . . . .    $1,505    6.35%      $2,760    5.59%        $ 0    0.00%     $    0     0.00%
 U.S. government agencies  . . . . .       498    4.20%           0    0.00%          0    0.00%          0     0.00%
 State and political
         subdivisions(1)   . . . . .       135    5.25%         229    6.05%          0    0.00%      3,258     8.21%
                                        ------    ----       ------    ----         ---    ----      ------     ----
                  Total (2)  . . . .    $2,138    5.78%      $2,989    5.63%        $ 0    0.00%     $3,258     8.21%
                                        ======    ====       ======    ====         ===    ====      ======     ====

 ----------------------
 (1) Yields based on taxable equivalent.
 (2) Excludes $339,271 in investment equity securities.


         In accordance with the Financial Accounting Standards Board (the "FASB") Statement of Financial Accounting Standards ("SFAS") 115, the Company classifies its investment securities into the following three categories: trading, available-for-sale and held-to-maturity. Debt securities that the Company has the intent and ability to hold until maturity are classified as held-to-maturity and reported at amortized cost. Trading securities and available-for-sale securities are reported at market value with unrealized gains and losses on trading securities reported in income and unrealized gains and losses on available-for-sale securities reported as a net amount in a separate component of shareholders' equity until realized. At December 31, 1996, the Company held $5.1 million in securities classified available-for-sale and $3.6 million in securities classified held-to-maturity and reflected an unrealized loss after tax of $1,284 as a separate component in shareholders' equity. There can be no assurance that as interest rates change in the future the amount of unrealized loss will not increase, but if these securities are held until they mature and are repaid in accordance with their terms, these losses will not be realized. Other attributes of the securities portfolio, including yields and maturities, are discussed elsewhere in "-- Net Interest Income/Margins -- Interest Sensitivity."

         Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, equities, and interest-bearing deposits with other banks, averaged $2.8 million in 1996, compared to $3.6 million in 1995. At December 31, 1996, short-term investments totaled $8.9 million. These funds are a primary source of the Bank's liquidity and are generally invested in an earning capacity on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

         Average interest-bearing deposits increased $2.4 million, or 11%, to $23.5 million in 1996, from $21.1 million in 1995. This increase resulted from increases in all categories of interest-bearing deposits, primarily as a result of normal deposit growth similar to growth experienced in prior years. The Company rarely utilizes interest-bearing liabilities other than deposits.

         Deposits. Average total deposits increased $3.7 million, or 14%, to $29.8 million during 1996, from $26.1 million during 1995. At December 31, 1996, total deposits were $38.0 million, compared to $33.5 million a year earlier, an increase of 14%. Seasonal local government deposits amounted to $7.4 million at December 31, 1996, compared to $5.5 million at December 31, 1995. In both years these seasonal deposits are reflected as noninterest bearing deposits, and were temporarily invested in federal funds sold until withdrawn in mid-January of the following year.

The following table sets forth the deposits of the Company by category at the dates indicated.

                                   DEPOSITS
                            (DOLLARS IN THOUSANDS)




                                                                 DECEMBER 31,
                                  -------------------------------------------------------------------------------
                                                   1996                                     1995
                                  --------------------------------------   --------------------------------------
                                                           Percent of                             Percent of
                                        Amount              Deposits             Amount             Deposits
                                        ------              --------             ------             --------
 Demand deposit accounts . . .          $12,971               34.1%              $10,271             30.7%

 NOW accounts  . . . . . . . .            4,508               11.9%                4,297             12.8%

 Money market accounts . . . .            1,613                4.2%                1,769              5.3%

 Savings accounts  . . . . . .            2,228                5.9%                2,159              6.4%

 Time deposits less than
 $100,000  . . . . . . . . . .           12,263               32.3%               10,905             32.6%

 Time deposits of $100,000 or
 over  . . . . . . . . . . . .            4,434               11.6%                4,085             12.2%
                                        -------              -----               -------            -----

          Total deposits . . .          $38,017              100.0%              $33,486            100.0%
                                        =======              =====               =======            =====


         Core deposits, which exclude certificates of deposit of $100,000 or more and seasonal government deposits, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $2.3 million in 1996, primarily as a result of normally recurring deposit growth.

         Deposits, and particularly core deposits, have historically been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 61% at December 31, 1996, and 49% at the end of 1995, and the ratio averaged 70% during 1996. The Company's loan-to-core deposits ratio was 79% at December 31, 1996, and 69% at December 31, 1995, and the ratio averaged 77% during 1996.
The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 1996, is shown in the following table.

                    MATURITIES OF CERTIFICATES OF DEPOSIT
                 AND OTHER TIME DEPOSITS OF $100,000 OR MORE
                            (DOLLARS IN THOUSANDS)



                                                                        DECEMBER 31, 1996
                                             ------------------------------------------------------------------------
                                                             AFTER THREE      AFTER SIX
                                             WITHIN THREE      THROUGH     THROUGH TWELVE     AFTER TWELVE
                                                MONTHS       SIX MONTHS        MONTHS            MONTHS       TOTAL
                                                ------       ----------        ------           ------        -----
Certificates of deposit of $100,000 or more      $2,024          $400           $1,393            $617        $4,434
Other time deposits of $100,000 or more . .           0             0                0               0             0
                                                 ------          ----           ------            ----        ------
    Total   . . . . . . . . . . . . . . . .      $2,024          $400           $1,393            $617        $4,434
                                                 ======          ====           ======            ====        ======


         Almost half, 46%, of the Company's time deposits of $100,000 or more had scheduled maturities within three months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not actively solicit brokered deposits.

         Borrowed funds. Borrowed funds consist primarily of short-term borrowings in the form of federal funds purchased from correspondent banks. The Company strives to fund its loan growth and other investments from deposits. Accordingly, the Company has relied only occasionally upon borrowed funds to fund its operations. Borrowed funds, in the form of federal funds purchased, averaged $15,765 during 1996.

CAPITAL

         Under the capital guidelines of the Federal Reserve Board and the Office of the Comptroller of the Currency (the "OCC"), the Company and the Bank are currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier 1 capital. Tier 1 capital consists of common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill. In addition, the Company and the Bank must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 3%, but this minimum ratio is increased by 100 to 200 basis points for other than the highest-rated institutions.

         At December 31, 1996, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                              ANALYSIS OF CAPITAL

                                                                                   Required
                                                        Company        Bank        Minimums
                                                        -------        ----        --------
          Tier 1 risk-based capital ratio . . . . .       18.7%        16.8%           4.0%
          Total risk-based capital ratio  . . . . .       19.6%        17.7%           8.0%
          Tier 1 leverage ratio . . . . . . . . . .       12.3%        11.7%           3.0%


LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES

         Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company will not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

         Increased liquidity in typical interest rate environments often involves decreasing profits by investing in earning assets with shorter maturities. Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

         The Company's funds sold position, its primary source of liquidity, averaged $2.3 million during the year ended December 31, 1996, and was $8.3 million at December 31, 1996, and averaged $2.9 million during the year ended December 31, 1995, and was $9.9 million at December 31, 1995. Reflected in the unusually large funds sold position at December 31, 1996, and December 31, 1995, was approximately $7.4 million and $5.5 million, respectively, of seasonal government deposits. Within days of each respective year end, the funds sold position returned to a more normal level. Liquidity can also be managed using the overnight and short-term borrowed fund markets. The Company maintains overnight borrowing lines with several financial institutions, and utilizes these lines on rare occasions.

         The Company, as a stand alone corporation, has more limited access to liquidity sources than the Bank and depends on dividends from the Bank as its primary source of liquidity. The ability of the Bank to pay dividends is subject to general regulatory restrictions which may, but are not expected to, have a material negative impact on the liquidity available to the Company. If circumstances warrant, the Company's liquidity needs can also be met by borrowings from third parties, subject to the availability of loan funds on appropriate terms and the Company's ability to service the debt.

ACCOUNTING RULE CHANGES

         Accounting for Stock-Based Compensation. The FASB has issued SFAS 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, the use of fair value based accounting for stock compensation awards. Under SFAS 123, compensation cost is measured and shown as an expense on the income statement based on the fair value of the awards at the grant dates. The Company adopted SFAS 123 as of January 1, 1996. The adoption of SFAS 123 will apply only to options, warrants and other stock-based compensation granted by the Company after December 15, 1994. Management does not expect the adoption of SFAS 123 to have a material adverse impact on the Company's financial position or results of operations.

IMPACT OF INFLATION

         Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company and the Bank are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. See "-- Net Interest Income/Margins -- Interest Sensitivity."

INDUSTRY DEVELOPMENTS

         Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. The Company is unable at this time to assess the impact of this legislation on its financial condition or results of operations.


                     MARKET FOR COMPANY'S COMMON EQUITY AND
                          RELATED SHAREHOLDER MATTERS

         As of March 12, 1997, there were approximately 960 holders of record of the Common Stock and 396,832 shares of Common Stock issued and outstanding. In addition, there are 161,816 shares of Common Stock subject to currently outstanding warrants and stock options. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because a large portion of the Company's shares is held by insiders. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

         All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available, when, as, and if declared by the Board of Directors. No dividends have been paid to date on the Common Stock, and it is anticipated that earnings will be retained for the foreseeable future in order to expand the Bank's capital base to support deposit growth. Payment of dividends by national banks is regulated by the OCC, which in turn could limit the Company's ability to pay dividends. At the request of the OCC, the Bank adopted a capital policy which provides that the Bank will not pay dividends to the Company until the Bank is cumulatively profitable. The Company currently has no source of income other than dividends and other payments received from the Bank. It is unlikely that any cash dividends will be paid in the near future.

                                        MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                                               CERTIFIED PUBLIC ACCOUNTANTS
                                    A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION
RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                                                         389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                                                               POST OFFICE BOX ONE
                                                                                                   MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.                                                                  (912) 746-6277
RAY C. PEARSON, C.P.A.                                                                              FAX (912) 741-8353
J. RANDOLPH NICHOLS, C.P.A.
WILLIAM H. EPPS, JR., C.P.A.                                                                      1117 MORNINGSIDE DRIVE
RAYMOND A. PIPPIN, JR., C.P.A.                                                                     POST OFFICE BOX 1287
JERRY A. WOLFE, C.P.A.                                                                               PERRY, GA 31069
W. E. BARFIELD, JR., C.P.A.                                                                           (912) 987-0947
HOWARD S. HOLLEMAN, C.P.A.                                                                          FAX (912) 987-0526
F. GAY McMICHAEL, C.P.A.
RICHARD A. WHITTEN, JR., C.P.A.
ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.

                                January 10, 1997



                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Wayne Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Wayne Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wayne Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995 and the consolidated results of operations and cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



                          /s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
                              McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                                     ASSETS

                                                        1996                    1995
                                                      -----------             -----------
 CASH AND DUE FROM BANKS                              $ 1,385,896             $ 1,865,429
                                                      -----------             -----------

 FEDERAL FUNDS SOLD                                     8,280,000               9,940,000
                                                      -----------             -----------

 INTEREST-BEARING DEPOSITS WITH BANKS                     255,152                 113,285
                                                      -----------             -----------
 INVESTMENT SECURITIES
   Available for Sale                                   5,102,326               5,810,537
   Held to Maturity                                     3,622,528               2,171,226
                                                      -----------             -----------

                                                        8,724,854               7,981,763
                                                      -----------             -----------

 LOANS                                                 23,410,171              16,501,333

   Allowance for Loan Losses                             (213,969)               (196,669)
   Unearned Loan Fees                                     (27,967)                (25,000)
                                                      -----------             -----------

                                                       23,168,235              16,279,664
                                                      -----------             -----------

 BANK PREMISES AND EQUIPMENT                              997,013               1,005,692
                                                      -----------             -----------

 OTHER REAL ESTATE                                          -                      29,906
                                                      -----------             -----------

 OTHER ASSETS                                             423,600                 435,029
                                                      -----------             -----------

 TOTAL ASSETS                                         $43,234,750             $37,650,768
                                                      ===========             ===========





The accompanying notes are an integral part of these balance sheets.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                     1996                    1995
                                                                  -----------            -----------
 DEPOSITS
   Noninterest-Bearing                                            $12,970,694            $10,271,578

   Interest-Bearing                                                25,045,809             23,214,792
                                                                  -----------            -----------

                                                                   38,016,503             33,486,370

 OTHER LIABILITIES                                                    590,480                329,158
                                                                  -----------            -----------

 TOTAL LIABILITIES                                                 38,606,983             33,815,528
                                                                  -----------            -----------


 COMMITMENTS AND CONTINGENCIES



 STOCKHOLDERS' EQUITY
   Common Stock, Par Value $1 Per Share; 10,000,000 Shares

     Authorized, 377,786 Shares Issued and Outstanding                377,786                377,786
   Surplus                                                          3,354,102              3,354,102
   Retained Earnings                                                  897,163                 69,015

   Net Unrealized Gain (Loss) on Securities Available for Sale,
     Net of Tax (Benefit) of $(661) in 1996 and $17,688 in 1995        (1,284)                34,337
                                                                  -----------            -----------

 TOTAL STOCKHOLDERS' EQUITY                                         4,627,767              3,835,240
                                                                  -----------            -----------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $43,234,750            $37,650,768
                                                                  ===========            ===========





The accompanying notes are an integral part of these balance sheets.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31


                                                                   1996                  1995                 1994
                                                                  ----------            ----------           ----------
 INTEREST INCOME
   Interest and Fees on Loans                                     $2,433,258            $1,753,619           $1,359,289
   Interest on Federal Funds Sold                                    124,062               169,365              129,965
   Interest on Investment Securities
     U.S. Treasury                                                   287,587               276,425              162,328
     U.S. Government Agencies                                         48,884               153,802              143,233
     Municipals                                                      142,297                80,982               11,123
   Interest on Deposits in Other Banks                                 3,077                14,721               31,501
   Dividends on Other Investments                                     14,788                 9,239                6,144
                                                                  ----------            ----------           ----------

                                                                   3,053,953             2,458,153            1,843,583
 INTEREST EXPENSE
   Interest on Deposits                                            1,065,545             1,028,414              692,489
                                                                  ----------            ----------           ----------

 NET INTEREST INCOME                                               1,988,408             1,429,739            1,151,094

   Provision for Loan Losses                                          90,000                  -                     -
                                                                  ----------            ----------           ----------
 NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                                     1,898,408             1,429,739            1,151,094
                                                                  ----------            ----------           ----------
 OTHER INCOME
   Service Charges on Deposit                                        396,895               342,515              304,681
   Other Operating Income                                            156,827               144,317              142,924
   Gain on Sale of Securities                                         15,179                21,216                2,547
                                                                  ----------            ----------           ----------

                                                                     568,901               508,048              450,152
                                                                  ----------            ----------           ----------
 Other Expenses
   Salaries and Employee Benefits                                    604,095               536,383              559,176
   Occupancy and Equipment                                           189,189               195,093              205,382
   Other Operating Expenses                                          479,226               482,834              445,099
                                                                  ----------            ----------           ----------

                                                                   1,272,510             1,214,310            1,209,657
                                                                  ----------            ----------           ----------

 INCOME BEFORE INCOME TAXES                                        1,194,799               723,477              391,589

 INCOME TAXES                                                        366,651               225,668              134,448
                                                                  ----------            ----------           ----------

 NET INCOME                                                       $  828,148            $  497,809           $  257,141
                                                                  ==========            ==========           ==========

 INCOME PER COMMON AND COMMON EQUIVALENT
   SHARE AND ON FULLY DILUTED BASIS                               $     1.78            $     1.10           $      .64
                                                                  ==========            ==========           ==========

The accompanying notes are an integral part of these statements.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                   Net
                                                                               Unrealized
                                                                               Gain (Loss)
                                                                                   on
                                                               Retained        Securities
                                 Common                        Earnings         Available       Treasury
                                 Stock         Surplus         (Deficit)        For Sale          Stock          Total
                               --------      ----------      -----------      -----------       --------     ----------
 BALANCE, DECEMBER 31, 1993    $377,750      $3,367,039      $  (685,935)      $ (4,555)        $(75,200)    $2,979,099
   Net Income                                                    257,141                                        257,141
   Net Unrealized Loss on
     Securities Available for
     Sale                                                                       (90,479)                        (90,479)
   Retirement of 7,520 Shares
     of Treasury Stock           (7,520)        (67,680)                                          75,200           -
                               --------      ----------      -----------      ---------         --------     ----------

 BALANCE, DECEMBER 31, 1994     370,230       3,299,359         (428,794)       (95,034)            -         3,145,761
   Net Income                                                    497,809                                        497,809
   Net Unrealized Gain on
     Securities Available for
     Sale                                                                       129,371                         129,371
   Issuance of 7,556 Shares
     of Stock                     7,556          54,743                                                          62,299
                               --------      ----------      -----------      ---------         --------     ----------

 BALANCE, DECEMBER 31, 1995     377,786       3,354,102           69,015         34,337             -         3,835,240
   Net Income                                                    828,148                                        828,148
   Net Unrealized Loss on
     Securities Available for
     Sale                                                                       (35,621)                        (35,621)
                               --------      ----------      -----------      ---------         --------     ----------
 BALANCE, DECEMBER 31, 1996    $377,786      $3,354,102         $897,163      $  (1,284)        $    -       $4,627,767
                               ========      ==========      ===========      =========         ========     ==========

The accompanying notes are an integral part of these statements.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                  1996                1995                   1994
                                                              -----------          -----------             -----------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                  $   828,148          $   497,809             $   257,141
   Adjustments to Reconcile Net Income to Net
     Cash Flows from Operating Activities
       Depreciation, Amortization and Accretion                    111,372              117,804                 133,285
       Provision for Loan Losses                                    90,000                 -                       -
       Gain on Sale of Securities                                  (15,179)             (21,216)                 (2,547)
       Loss on Sale of Assets                                        -                     -                         66
       Deferred Taxes                                               (4,003)             184,897                 134,448
       CHANGE IN
         Interest Receivable                                           767              (67,950)                (77,150)
         Interest Payable                                          (20,217)              88,961                  19,927
         Other                                                     314,553               23,879                  25,877
                                                              ------------          -----------             -----------

                                                                 1,305,441              824,184                 491,047
                                                              ------------          -----------             -----------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of Interest-Bearing Deposits
     in Other Banks                                                  -                     -                   (600,620)
   Purchases of Investment Securities
     Available for Sale                                         (2,697,802)          (3,491,633)             (5,471,165)
   Purchases of Investment Securities
     Held to Maturity                                           (1,579,546)          (2,761,536)             (1,498,799)
   Proceeds from Maturities of Interest-
     Bearing Deposits in Other Banks                                 -                  600,000                 500,000
   Proceeds from Maturities of Securities
     Held to Maturity                                              130,000              250,000                 875,000
   Proceeds from Maturities of Securities
     Available for Sale                                          2,000,000            3,065,000                 510,000
   Proceeds from Sales of Securities
     Available for Sale                                          1,356,155            3,525,446               3,100,117
   Proceeds from Sales of Securities
     Held to Maturity                                                -                  609,824                   -
   Proceeds from Sales of Assets                                     -                    -                       1,602
   Proceeds from Sales of OREO                                      33,200                -                       -
   Loans, Net                                                   (6,981,865)          (2,982,332)             (1,470,654)
   Bank Premises and Equipment                                     (93,382)             (41,381)                (12,941)
   Interest-Bearing Deposits                                      (141,867)            (113,285)                   -
                                                              ------------          -----------             -----------

                                                                (7,975,107)          (1,339,897)             (4,067,460)
                                                              ------------          -----------             -----------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Demand, Interest-Bearing Demand and
     Savings Accounts                                            2,823,545            1,357,684               7,519,200
   Time Deposits                                                 1,706,588            1,975,316               2,682,150
   Issuance of Stock                                                 -                   62,299                   -
                                                              ------------          -----------             -----------

                                                                 4,530,133            3,395,299              10,201,350
                                                              ------------          -----------             -----------

 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (2,139,533)           2,879,586               6,624,937

 CASH AND CASH EQUIVALENTS, BEGINNING                           11,805,429            8,925,843               2,300,906
                                                              ------------          -----------             -----------

 CASH AND CASH EQUIVALENTS, ENDING                            $  9,665,896          $11,805,429             $ 8,925,843
                                                              ============          ===========             ===========

The accompanying notes are an integral part of these statements.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Wayne Bancorp, Inc. and its wholly-owned subsidiary, Wayne National Bank (the Bank) located in Jesup, Georgia. All significant intercompany accounts have been eliminated.

The accounting and reporting policies of Wayne Bancorp, Inc. are presented on the basis of generally accepted accounting principles and practices utilized in the commercial banking industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

INVESTMENT SECURITIES

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards No. 115 whereby the Bank must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 1996 and 1995, all investment securities held by the Bank are classified as available for sale and held to maturity.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1996 and 1995. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the straight-line method over the period to maturity.

LOANS

Loans are generally reported at principal amount less unearned interest and fees. On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis. As of December 31, 1996, the Bank had no loans classified as impaired loans.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Wayne National Bank's loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout coastal and southeast Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in those Georgia areas.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

When impaired loans exist, an allowance for impaired loan losses is maintained. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information a of their examination.

BANK PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

            DESCRIPTION                     LIFE IN YEARS                METHOD
 -----------------------------              -------------             -------------
 Banking Premises                                 25                  Straight-Line

 Furniture and Equipment                         5-20                 Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Wayne Bancorp and its subsidiary file consolidated federal and state income tax returns. Consolidated current and deferred tax expense (benefit) is allocated to each of the entities based on the separate return method.

OTHER REAL ESTATE

Other real estate owned includes property acquired through foreclosure. These properties are carried at the lower of cost or current appraisal values.
Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and federal funds sold.

Cash payments made during 1996, 1995 and 1994 for interest totaled $1,087,710, $942,201 and $671,874, respectively.

Cash payments for income taxes were $62,481 and $19,000 for the years ended December 31, 1996 and 1995, respectively. Due to net operating loss carryforwards, no cash payments for income taxes were made in 1994.

Noncash financing and investing activities for the year ended December 31, 1996 included a real estate sale resulting from a loan foreclosure totaling $3,294 in recoveries and net unrealized gains (losses) on securities available for sale, net of tax, totaling $(1,945), $52,026 and $(90,479) for the years ended December 31, 1996, 1995 and 1994, respectively.

(2)  STOCK WARRANTS AND OPTIONS

Organizers purchasing shares of the Company's common stock during the initial public offering were granted one warrant for each of the original shares purchased. Each warrant grants the holder the right to acquire one share of common stock at any time through September 26, 2000 at $10 per share. Except as specified in the Warrant Agreement, warrants are nontransferable and nonassignable. As of December 31, 1996 and 1995, warrants outstanding totaled 156,196. No warrants have been exercised.

Stock options have been granted at various times to the Bank's president and certain vice-presidents pursuant to the "Wayne Bancorp, Inc. 1990 Stock Option Plan."

The maximum number of shares of stock which may be issued or sold shall not exceed 36,000.

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, requires new disclosures about employee stock options in financial statements for fiscal years beginning after December 15, 1995.
The disclosures are required for the proforma effects of options and other awards granted in fiscal years beginning after December 15, 1994 based upon their fair value at the date of grant. SFAS 123 is inapplicable to Wayne Bancorp, Inc. for years presented herein.

As of December 31, 1996, the status of stock options is as follows:

                                        SHARES
   YEAR               OPTIONS           SUBJECT         EXERCISE
 GRANTED              GRANTED          TO OPTION          PRICE           EXPIRATION DATE
 -------              -------          ---------        --------          ------------------
   1990                7,556              7,556           $10.00          September 26, 1997


   1991                3,778              3,778           $10.00          September 26, 2000

   1992                3,702              3,702           $10.00          September 26, 2000

                       7,556              7,556           $ 7.25          December 31, 1999


   1993                2,074              2,074           $10.00          September 26, 2000
                      ------             ------

                      24,666             24,666
                      ======             ======

(3)  INVESTMENT SECURITIES

The carrying amount of investment securities and their approximate fair values as of December 31 are summarized as follows:

                                                                      GROSS                 GROSS
                                              AMORTIZED             UNREALIZED           UNREALIZED            FAIR
                                                COST                  GAINS                LOSSES              VALUE
                                             ----------              -------              --------           ----------
 SECURITIES AVAILABLE FOR SALE

   DECEMBER 31, 1996
     Equity Securities                       $  232,525              $11,873              $ (4,127)         $   240,271
     U.S. Treasury and U.S.
        Government Agencies                   4,772,744                9,905               (19,594)           4,763,055
     Other                                       99,000                                                          99,000
                                             ----------              -------              --------           ----------

                                             $5,104,269              $21,778              $(23,721)          $5,102,326
                                             ==========              =======              ========           ==========
   DECEMBER 31, 1995
     Equity Securities                       $  175,430              $ 7,153              $ (3,642)          $  178,941
     U.S. Treasury and U.S.
        Government Agencies                   5,484,081               62,270               (13,755)           5,532,596
     Other                                       99,000                                                          99,000
                                             ----------              -------              --------           ----------

                                             $5,758,511              $69,423              $(17,397)          $5,810,537
                                             ==========              =======              ========           ==========
 SECURITIES HELD TO MATURITY

   DECEMBER 31, 1996
     Municipals                              $3,622,528              $84,150              $(11,326)          $3,695,352
                                             ==========              =======              ========           ==========
   DECEMBER 31, 1995
     Municipals                              $2,171,226              $65,607              $ (2,414)          $2,234,419
                                             ==========              =======              ========           ==========

Gross realized gains and gross realized losses on sales of securities available for sale were:

                                                           1996               1995            1994
                                                          -------           -------         -------
 GROSS REALIZED GAINS
   Equity Securities                                      $24,778           $24,393         $   -
   U.S. Treasury and U.S. Government Agencies               2,774            20,935          17,487
                                                          -------           -------         -------
                                                          $27,552           $45,328         $17,487
                                                          =======           =======         =======

 GROSS REALIZED LOSSES
   Equity Securities                                      $ 9,682           $ 2,912         $   -
   U.S. Treasury and U.S. Government Agencies               2,691            21,200          14,940
                                                          -------           -------         -------

                                                          $12,373           $24,112         $14,940
                                                          =======           =======         =======

The scheduled maturities of securities held to maturity and securities available for sale as of December 31, 1996 were as follows:

                                                                               SECURITIES
                                                    -------------------------------------------------------------------

                                                        AVAILABLE FOR SALE                      HELD TO MATURITY
                                                    ----------------------------         ------------------------------

                                                    AMORTIZED            FAIR            AMORTIZED             FAIR
                                                      COST               VALUE              COST               VALUE
                                                    ----------        ----------         -----------         ----------
 Due in One Year or Less                            $2,230,869        $2,243,482         $   135,000         $  135,073
 Due After One Year Through Five Years               2,774,400         2,759,844             229,176            227,931
 Due After Five Years Through Ten Years                  -                 -                   -                  -
 Due After Ten Years                                     -                 -               3,258,352          3,332,348
                                                    ----------        ----------         -----------         ----------

                                                     5,005,269         5,003,326           3,622,528          3,695,352
 Federal Reserve Stock                                  99,000            99,000               -                  -
                                                    ----------        ----------         -----------         ----------

                                                    $5,104,269        $5,102,326          $3,622,528         $3,695,352
                                                    ==========        ==========         ===========         ==========

Proceeds from sales of investments in debt securities during 1996, 1995 and 1994 were $1,356,155, $4,135,270 and $3,100,117, respectively.

Investment securities having a carrying value and market value of $2,101,639 and $2,101,035 as of December 31, 1996 and 1995, respectively, were pledged to secure public and trust deposits and for other purposes required or permitted by law.

Interest income on taxable investment securities during 1996, 1995 and 1994 was $353,320, $444,500 and $316,684, respectively. In 1996 and 1995, nontaxable interest income was $125,448 and $66,709, respectively. For 1994, there were no nontaxable investment securities and corresponding interest income.


(4)  LOANS

Loans by type as of December 31 are:

                                                    1996               1995
                                                 ----------        -----------
 Commercial, Financial and Agricultural          $3,361,241        $ 2,337,704
 Real Estate-Construction                         2,065,694          1,197,677
 Real Estate-Other                                9,384,490          7,328,155
 Consumer                                         8,261,451          5,512,490
 Other                                              337,295            125,307
                                                -----------        -----------

                                                $23,410,171        $16,501,333
                                                ===========        ===========

As of December 31, 1996, 1995 and 1994, there were no nonaccrual loans and, accordingly, for the years then ended, no resulting reduction in interest income.

(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses for the years ended December 31 are summarized as follows:

                                             1996         1995         1994
                                          ---------    ---------    ---------
Balance, January 1                        $ 196,669    $ 339,719    $ 356,756
Provision Charged to Operating Expenses      90,000          -            -
Loan Losses                                 (88,223)    (162,192)     (25,762)
Recoveries                                   15,523       19,142        8,725
                                          ---------    ---------    ---------

Balance, December 31                      $ 213,969    $ 196,669    $ 339,719
                                          =========    =========    =========


(6)  BANK PREMISES AND EQUIPMENT

The detail of bank premises and equipment as of December 31 is as follows:

                                        1996           1995
                                     ----------     ----------
Land                                 $  186,825     $  186,825
Bank Buildings and Improvements         677,919        649,865
Furniture, Fixtures and Equipment       695,598        665,023
                                      ----------     ----------

                                      1,560,342      1,501,713
Accumulated Depreciation               (563,329)      (496,021)
                                     ----------     ----------

                                     $  997,013     $1,005,692
                                     ==========     ==========

Depreciation charged to operations totaled $102,061, $112,874 and $120,957 in 1996, 1995 and 1994, respectively.


(7)  INCOME TAXES

The Bank reports income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are:

                                     1996               1995              1994
                                  ---------          ---------         ---------
Current                           $ 370,654          $  40,771         $     -
Deferred                             (4,003)           184,897           134,448
                                  ---------          ---------         ---------

TOTAL                             $ 366,651          $ 225,668         $ 134,448
                                  =========          =========         =========


The sources of temporary differences and the resulting net deferred income tax are as follows:

                                                     1996         1995         1994
                                                  ---------    ---------    ---------
Utilization of Net Operating Loss Carryforward    $     -      $ 139,493    $ 111,480
Provision for Loan Losses                            (5,882)      48,637        5,793
Depreciation                                         (3,221)        (454)       6,749
Discount Accretion on Investment Securities           4,309       (5,345)       7,433
Tax in Excess of Book Loss on Sale of Equipment         791          -            118
Alternative Minimum Tax                                 -          7,861          -
Other                                                   -         (5,295)       2,875
                                                  ---------    ---------    ---------

NET DEFERRED TAX                                  $  (4,003)   $ 184,897    $ 134,448
                                                  =========    =========    =========


Income tax expense amounted to $366,651, $225,668 and $134,448 in 1996, 1995 and 1994, respectively, which is more than the tax expense computed by applying the federal statutory tax rate of 34 percent to income before income taxes.
The reasons for the differences are as follows:

                                          1996         1995         1994
                                       ---------    ---------    ---------
Federal Statutory Taxes                $ 406,231    $ 245,982    $ 133,140
Increase (Reductions) Resulting from
 Tax-Free Interest on Municipals         (42,060)     (22,348)         -
 Tefra Interest Disallowance               4,672        2,758          -
 Officers' Life Insurance                    298          261          261
 Meals and Entertainment                     492          484          443
 Other                                    (2,982)      (1,469)         604
                                       ---------    ---------    ---------

ACTUAL FEDERAL TAXES                   $ 366,651    $ 225,668    $ 134,448
                                       =========    =========    =========

The components of the net deferred tax assets included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

                                                             1996        1995
                                                           --------    --------
DEFERRED TAX ASSETS
 Net Unrealized Loss on Securities Available for Sale      $    661    $   --
 Reserve for Loan Losses                                     72,749      66,867
                                                           --------    --------

                                                             73,410      66,867
                                                           --------    --------


 Net Unrealized Gain on Securities Available for Sale           -       (17,688)
 Depreciation and Disposal of Premises and Equipment        (29,575)    (32,005)
 Investment Securities Accretion                             (6,993)     (2,685)
 Other                                                       (4,333)     (4,332)
                                                           --------    --------

                                                            (40,901)    (56,710)
                                                           --------    --------

NET DEFERRED TAX ASSETS                                    $ 32,509    $ 10,157
                                                           ========    ========


(8)  DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                                                    1996                1995
                                                -----------         -----------
Interest-Bearing Demand                         $ 6,120,488         $ 6,065,626
Savings                                           2,228,421           2,158,853
Time $100,000 and Over                            4,434,446           4,084,950
Other Time                                       12,262,454          10,905,363
                                                -----------         -----------

                                                $25,045,809         $23,214,792
                                                ===========         ===========


(9)  COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the financial statements. As of December 31, 1996 and 1995, the Company had unfunded loan commitments and commitments under standby letters of credit totaling $2,134,376 and $2,970,765, respectively. These commitments were made under normal terms and rates No losses are anticipated as a result of these commitments.

(10) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $373,953 and $60,070 as of December 31, 1996 and 1995, respectively. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. A summary of activity of related party loans is shown below:

BALANCE, DECEMBER 31, 1995                                            $  60,070

 New Loans                                                              365,410

 Repayments                                                             (51,527)
                                                                      ---------

BALANCE, DECEMBER 31, 1996                                            $ 373,953
                                                                      =========


(11) DEPOSITS

The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $3,816,956 and $3,221,251 in 1996 and 1995, respectively.

As of December 31, 1996, the scheduled maturities of CDs are as follows:

                           YEAR                                       AMOUNT
                                                                   -----------
                  1997                                             $15,503,549
                  1998                                               1,085,624
                  1999                                                     619
                  2000                                                 207,106
                  2001 and thereafter                                      -
                                                                   -----------

                                                                   $16,796,898
                                                                   ===========


(12) OTHER INCOME

Significant components of other operating income are:

                                                   1996        1995        1994
                                                 -------     -------     -------
Commissions on Credit Life Insurance             $43,403     $37,648     $27,340

Mortgage Origination Fees                         63,967      49,697      64,162

(13) OTHER EXPENSES

Significant components of other operating expenses are:

                                                       1996      1995      1994
                                                     -------   -------   -------
Office Supplies                                      $74,195   $55,193   $47,092
Postage and Freight                                   42,857    37,400    31,688
Audit, Tax, Accounting and Consulting                 40,858    30,120    27,300
ATM Fees and Expense                                  36,455    38,122    34,224
Amortization and Organizational Cost                     -      20,704    27,613
Advertising and Public Relations                      21,817    24,520    19,181
FDIC Assessment                                        2,000    30,280    47,074
Clearing House and Federal Reserve Processing Fees    26,188    29,651    26,249
Directors' Fees                                       41,900    24,000    24,400


(14) INCOME PER SHARE INFORMATION

                                                   1996    1995    1994
                                                  -----   -----   -----
INCOME PER SHARE

 ON COMMON AND COMMON EQUIVALENT SHARES           $1.78   $1.10   $ .64
                                                  =====   =====   =====

 ON A FULLY DILUTED BASIS                         $1.78   $1.10   $ .64
                                                  =====   =====   =====


Income per common share and common equivalent share was computed by dividing adjusted net income by the weighed average number of shares of common stock and common stock equivalents outstanding during the year. The number of common shares (377,786) was increased by the number of shares issuable on the exercise of warrants and stock options (180,862) when the market price of the common stock ($13.00) exceeded the exercise price of the warrants or options ($10.00). This increase in the number of common shares was reduced by the number of common shares (75,557) that are assumed to have been purchased with the proceeds from the exercise of the warrants or options; those purchases were assumed to have been made at the average price ($13.00) of common stock during the year. Earnings per share assuming full dilution is determined in the same manner as earnings per common share and common equivalent shares except that the period-end stock price was used. In this instance, due to limited trading activity, the average and period-end stock price are identical resulting in no difference in income per share on a fully diluted basis.

(15) FINANCIAL INFORMATION OF WAYNE BANCORP, INC. (PARENT ONLY)

Wayne Bancorp, Inc.'s (parent only) balance sheets as of December 31, 1996 and 1995 and the related statements of income and cash flows for each of the years in the three-year period ended December 31, 1996 are as follows:

                                 BALANCE SHEETS
                                   DECEMBER 31



                                     ASSETS


                                                                   1996           1995
                                                                ----------     ----------
Cash                                                            $   37,239     $       51
Interest-Bearing Deposits in Bank                                  181,612        215,295
Investment Securities Available for Sale                           240,271        178,941
Investment in Wayne National Bank                                4,173,036      3,391,061
Deferred Taxes                                                      (4,346)        49,892
                                                                ----------     ----------

                                                                $4,627,812     $3,835,240
                                                                ==========     ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Accrued Income Taxes                                            $       45     $      -
Common Stock                                                       377,786        377,786
Surplus                                                          3,354,102      3,354,102
Retained Earnings                                                  897,163         69,015
Net Unrealized Gain (Loss) on Securities Available for Sale,
 Net of Tax (Benefit) of $(661) in 1996 and $17,689 in 1995         (1,284)        34,337
                                                                ----------     ----------

                                                                $4,627,812     $3,835,240
                                                                ==========     ==========

                              STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31



                                                     1996        1995         1994
                                                  ---------   ---------    ---------
Interest Income                                   $   4,468   $  11,184    $   9,822
Dividends                                             8,847       3,316          204
Gain on Sale of Securities                           15,096      21,481          -
                                                  ---------   ---------    ---------

                                                     28,411      35,981       10,026
                                                  ---------   ---------    ---------

Expenses
 Amortization                                           -         9,835       13,113
 Printing and Supplies                                5,346       4,655        4,536
 Postage                                              1,730       1,861        1,500
 Legal and Professional                              10,367      18,401       12,980
 Taxes                                                  250         278          283
 Miscellaneous                                        2,961       1,388          390
                                                  ---------   ---------    ---------

                                                     20,654      36,418       32,802
                                                  ---------   ---------    ---------

Income (Loss) before Income Tax Benefit and
 Equity in Undistributed Earnings of Subsidiary       7,757        (437)     (22,776)

Income Tax Benefit                                      -           938        7,744
                                                  ---------   ---------    ---------

Income (Loss) before Equity in Undistributed
 Earnings of Subsidiary                               7,757         501      (15,032)

Equity in Undistributed Earnings of Subsidiary      820,391     497,308      272,173
                                                  ---------   ---------    ---------

NET INCOME                                        $ 828,148   $ 497,809    $ 257,141
                                                  =========   =========    =========

                            STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31


                                                 1996         1995         1994
                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                   $ 828,148    $ 497,809    $ 257,141
 Adjustments to Reconcile Net Income to Net
  Cash Flows from Operating Activities
  Amortization and Accretion                        -          9,835       10,762
  Equity in Undistributed Earnings
   of Subsidiary                               (820,391)    (497,308)    (272,173)
  Gain on Sale of Securities                    (15,096)     (21,481)         -
  Deferred Taxes                                 52,798         (939)      (7,744)
  CHANGE IN
   Other                                             45          -            692
                                              ---------    ---------    ---------

                                                 45,504      (12,084)     (11,322)
                                              ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Interest-Bearing Deposits in Bank               33,683     (131,204)     119,347
 Purchases of Investment Securities
  Available for Sale                           (397,763)    (520,510)    (426,018)
 Proceeds from Maturities of Securities
  Available for Sale                                -        300,000      200,000
 Proceeds from Maturities of Interest-
  Bearing Deposit in Bank                           -            -        100,000
 Proceeds from Sales of Securities
  Available for Sale                            355,764      294,930          -
                                              ---------    ---------    ---------

                                                 (8,316)     (56,784)      (6,671)
                                              ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of Stock                                  -         62,299          -
                                              ---------    ---------    ---------

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                37,188       (6,569)     (17,993)

CASH AND CASH EQUIVALENTS, BEGINNING                 51        6,620       24,613
                                              ---------    ---------    ---------

CASH AND CASH EQUIVALENTS, ENDING             $  37,239    $      51    $   6,620
                                              =========    =========    =========

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Wayne National Bank's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

         CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

         INVESTMENT SECURITIES - Fair values for investment securities are based on quoted market prices.

         LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

         DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

         STANDBY LETTERS OF CREDIT - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31, 1996 are as follows:

                                                          CARRYING   ESTIMATED
                                                           AMOUNT    FAIR VALUE
                                                          --------   ----------
                                                              (IN THOUSANDS)
ASSETS
 Cash and Short-Term Investments                           $ 9,921     $ 9,921
 Investment Securities Available for Sale                    5,102       5,102
 Investment Securities Held to Maturity                      3,623       3,696
 Loans                                                      23,168      23,358

LIABILITIES
 Deposits                                                   38,017      38,020

UNRECOGNIZED FINANCIAL INSTRUMENTS
 Unfunded Loan Commitments and Standby Letters of Credit     2,134       2,134

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(17) DIVIDEND RESTRICTIONS

The amount of dividends payable is limited by various banking regulatory agencies. The amount of cash dividends available for payment in 1997, without prior approval from the banking regulatory agencies, approximates $415,000. Upon approval by regulatory authorities, banks may pay cash dividends to the parent company in excess of regulatory limitations.


(18) REGULATORY CAPITAL MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in banking regulations are presented hereafter. Management believes, as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action.

The amount of dividends available to the holding company from the subsidiary bank is limited by various banking regulatory agencies. No dividends have been paid by Wayne Bancorp, Inc. since its inception.

                                                                                 TO BE WELL
                                                                             CAPITALIZED UNDER
                                                        FOR CAPITAL          PROMPT CORRECTIVE
                                  ACTUAL             ADEQUACY PURPOSES       ACTION PROVISIONS
                          ---------------------    ---------------------   ---------------------
                            AMOUNT        RATIO      AMOUNT        RATIO     AMOUNT        RATIO
                          ----------      -----    ----------      -----   ----------      -----
AS OF DECEMBER 31, 1996


Total Capital
 (to Risk-Weighted Assets) $4,843,020      19.57%   $1,979,879      8.00%   $2,474,849      10.00%
Tier I Capital
 (to Risk-Weighted Assets)  4,629,051      18.70       989,940      4.00     1,484,910       6.00
Tier I Capital
 (to Average Assets)        4,629,051      12.33     1,502,094      4.00     1,877,617       5.00


AS OF DECEMBER 31, 1995


Total Capital
 (to Risk-Weighted Assets)  3,997,572      20.89     1,530,904      8.00     1,913,629      10.00
Tier I Capital
 (to Risk-Weighted Assets)  3,800,903      19.86       765,451      4.00     1,148,178       6.00
Tier I Capital
 (to Average Assets)        3,800,903      11.80     1,288,442      4.00     1,610,552       5.00


(19) EMPLOYEE BENEFIT PLANS

The Bank established a 401(k) retirement plan during 1996 for which all employees twenty-one years of age with one year of service are eligible. The plan is funded with employee and employer contributions. Employees may contribute up to 15 percent of their annual salaries. The employer's amount of matching may vary from year to year, but will initially match 25 percent of the employee's first 6 percent of salary. Pension expense for the year ended December 31, 1996 total $5,885.


(20) RECLASSIFICATIONS

Certain reclassifications have been made within the 1995 and 1994 financial statements to conform to the 1996 presentation.

 WAYNE BANCORP, INC. & WAYNE NATIONAL BANK
 BOARD OF DIRECTORS

 J. Ashley Dukes                                             J. Lex Kenerly, III, M.D.
 Chairman of Wayne Bancorp, Inc.                             Secretary of Wayne Bancorp, Inc.
 and Wayne National Bank                                     and Wayne National Bank
 President/Wayne Drug Co., Inc.                              Orthopedic Surgeon

 Patricia B. Armstrong                                       James L. Lott
 Owner/Armstrong's Photography                               Owner/Lott Tobacco Company

 Leonard D. Brannen                                          Jerry D. McDaniel
 Retired                                                     Owner/McDaniel Vending & Food Service

 C. Revis Clary                                              Ferrell L. O'Quinn
 Owner/Clary Fertilizer Co.                                  Entrepreneur

 Tommie C. Fuller, Sr.                                       Bernon W. Sapp
 Retired Educator                                            Owner/Sapp Ford Company

 Douglas R. Harper                                           W. Donald Whitaker
 President and CEO                                           President/Whitaker's Pharmacy, Inc.
 Wayne Bancorp, Inc.
 and Wayne National Bank

 WAYNE BANCORP, INC. & WAYNE NATIONAL BANK
 OFFICERS

 Douglas R. Harper                                           J. Lex Kenerly, III, M.D.
 President and CEO                                           Secretary
 Wayne Bancorp, Inc.                                         Wayne Bancorp, Inc.
 and Wayne National Bank                                     and Wayne National Bank

 Linton F. Lewis                                             J. Randall Teston
 Executive Vice President and                                Vice President and Compliance Officer
 Senior Lending Officer                                      Wayne National Bank
 Wayne National Bank

 Patti D. Hayes                                              H. Andrew Thornton, Jr.
 Cashier                                                     Vice President
 Wayne National Bank                                         Wayne National Bank

REGISTRAR AND TRANSFER AGENT

Wayne Bancorp, Inc.

ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of Shareholders of Wayne Bancorp, Inc. will be held Tuesday, April 8, 1997, at 6:00 p.m. in the lobby of Wayne National Bank, 818 South First Street, Jesup, Georgia.

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED AT NO CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: DOUGLAS R. HARPER, WAYNE BANCORP, INC., 818 SOUTH FIRST STREET, JESUP, GEORGIA 31545.

                                     42