Form 10KSB40, Exhibit 13
period 1997-12-31
WAYNE BANCORP INC /GA/
filed 1998-03-27
CIK 856063

                                                                      EXHIBIT 13


                          ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                              WAYNE BANCORP, INC.


                               1997 ANNUAL REPORT



                              WAYNE NATIONAL BANK

                               TABLE OF CONTENTS

Letter to Shareholders.......................................................1

Selected Consolidated Financial Highlights...................................2

Business of the Company......................................................3

Management's Discussion and Analysis of Financial
Condition and Results of Operations........................................3-17

Market for Company's Common Equity and Related
Shareholder Matters.......................................................17-18

Report of Independent Accountants............................................19

Consolidated Financial Statements.........................................20-41

Directors and Officers and Shareholder Information...........................42

LETTER TO SHAREHOLDERS

         I am proud to report the completion of another outstanding year for Wayne Bancorp. Inc. (the "Company") and its subsidiary, Wayne National Bank (the "Bank"). The earnings achieved by the Bank in 1997 have placed it in the top 3% of its peer group nationwide. The tremendous success experienced by the Company over the last few years has enabled your Board of Directors to declare the first dividend in the Company's history. On December 16, 1997, the Board declared a $.25 per share dividend payable to shareholders of record as of January 10, 1998.

         The Company had record net income of $1,025,330 in 1997, up 24% from $828,148 in 1996. Earnings per share, on a fully diluted basis, were $2.35 in 1997, compared to $1.99 in 1996. The Company's earnings in 1997 resulted in a return on average assets and return on average equity of 2.55% and 19.03%, respectively, compared to 2.41% and 19.65%, respectively, in 1996.

         The improvement in earnings during 1997 can be attributed primarily to a 17% increase in net interest income which grew to $2.3 million, compared to $2.0 million in 1996. Net interest margin was up slightly in 1997 to 6.48%, compared to 6.45% in 1996. The improvement in net interest income can be attributed primarily to a 30% increase in average loans outstanding.

         Noninterest income grew 11% to $629,921 in 1997, primarily as a result of higher fee income on deposits. Noninterest expense grew 7% to $1.4 million in 1997, as the result of a 6% increase in occupancy expense and a 15% increase in operating expenses.

         The Company had nonperforming assets of $41,064 at year end 1997, compared to none at year end 1996. Net charge-offs amounted to .35% of average loans in 1997, unchanged from .35% in 1996. During 1997, $154,000 was added to the Bank's loan loss reserve, up 71% from $90,000 in 1996. The allowance for loan losses was $273,405 at year end 1997, which represents .95% of net year end loans.

         At year end 1997, shareholders' equity totaled $6.0 million, up 31% from 1996, bringing book value to $14.23 per share, compared to $12.25 per share at the end of 1996. The Company's leverage position stood at 14.84% at year end 1997, compared to 12.33% at year end 1996.

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

                                   Sincerely,
                                   /s/ Douglas R. Harper
                                   Douglas R. Harper
                                   President & CEO

                              WAYNE BANCORP, INC.
                   SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             1997           1996         % CHANGE
                                                            ------         ------        --------
Earnings:
  Net interest income                                       $2,320         $1,988             17%
  Provision for possible loan losses                           154             90             71%
  Noninterest income                                           630            569             11%
  Noninterest expense                                        1,358          1,273              7%
  Profit from operations                                     1,438          1,195             20%
  Income taxes                                                 413            367             13%
  Net income                                                 1,025            828             24%

Per Share Data:
  Basic earnings per share                                   $2.58          $2.19             18%
  Net income (on a fully diluted basis)                       2.35           1.99             18%
  Book value                                                 14.23          12.25             16%

Selected Average Balances:
  Total assets                                             $40,272        $34,396             17%
  Loans (net of unearned income)                            27,040         20,768             30%
  Deposits                                                  34,491         29,767             16%
  Shareholders' equity                                       5,389          4,214             28%

Selected Year-End Balances:
  Total assets                                             $51,059        $43,235             18%
  Loans (net of unearned income)                            28,671         23,382             23%
  Deposits                                                  44,554         38,017             17%
  Shareholders' equity                                       6,044          4,628             31%

Selected Ratios:
  Net interest margin                                        6.48%          6.45%
  Return on average assets                                   2.55%          2.41%
  Return on average equity                                  19.03%         19.65%
  Net charge-offs to average loans (net of unearned income)  0.35%          0.35%
  Average equity to average assets                          13.38%         12.25%
  Risk-based capital:
    Tier 1 capital to risk-adjusted assets                  19.36%         18.70%
    Total capital to risk-adjusted assets                   20.24%         19.57%
  Leverage                                                  14.84%         12.33%

         This Annual Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Annual Report and include all statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors discussed herein and those factors discussed in detail in the Company's filings with the Securities and Exchange Commission.

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

OVERVIEW

         During 1997, management's attention continued to be focused on earnings. A relatively stable interest rate environment, together with steady loan growth throughout the year, combined to bring about a significant increase in earnings for 1997.

RESULTS OF OPERATIONS

         The Company had net income of $1.0 million in 1997, compared to $828,148 in 1996, an increase of 24%. Earnings per share, on a fully diluted basis, were $2.35 in 1997, compared to $1.99 in 1996. The Company's earnings in 1997 resulted in a return on average assets and return on average equity of 2.55% and 19.03%, respectively, compared to 2.41% and 19.65%, respectively, in 1996.

         The improvements in earnings in 1997 can be attributed primarily to higher net interest income, which grew 17% to $2.3 million in 1997 on net interest margin of 6.48% and an interest spread of 5.30%. This improvement in net interest income can be attributed primarily to a 19% increase in average earning assets brought about by the 16% increase in average deposits. Deposits grew $6.5 million, or 17%, between December 31, 1996, and December 31, 1997.

         The Company had $41,064 in nonperforming assets at year end 1997, compared to no nonperforming assets at year end 1996. Net charge-offs amounted to .35% of average loans in 1997, unchanged from 1996. During 1997, the Bank provided $154,000 to the allowance for loan losses, compared to $90,000 in 1996. The allowance for loan losses totaled $273,405 at year end 1997, which represents .95% of net year end loans.

         Noninterest income grew $61,020, or 11%, to $629,921 in 1997, from $568,901 in 1996. This increase resulted primarily from a $65,036, or 16%, increase in service charges on deposits. Other operating income declined $2,715, or 2%, while securities gains declined $1,301, or 9%.

         Noninterest expense grew $85,403, or 7%, to $1.4 million in 1997. Occupancy expenses were up $11,064, or 6%, in 1997 compared to 1996, while other expenses were up $73,835, or 15%, compared to 1996, primarily as a result of a $13,000 increase in advertising and a $19,000 increase in professional fees. The Company's efficiency ratio, which is noninterest expense as a percentage of net interest income after the provision for loan losses plus noninterest income, net of gains and losses on the sale of assets, improved to 48.8% in 1997, compared to 51.9% in 1996.

NET INTEREST INCOME/MARGINS

         The primary source of revenue for the Company is net interest income, which is the difference between income on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" below indicates the Company's average volume of interest-earning assets and interest-bearing liabilities for 1997 and 1996 and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the earning asset portfolio (which includes loans), and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" below indicates the changes in the Company's net interest income as a result of changes in volume and rate from 1996 to 1997 and from 1995 to 1996.

         Net interest income was $2.3 million for 1997, a 17% increase from 1996. Net interest income increased primarily as a result of an increase in average earning assets, as earning assets averaged $37.6 million in 1997, up 19% from $31.7 million in 1996. The Bank increased the amount of loans outstanding during 1997, however, there was a slight decline in the yield earned on loans. Loans averaged $27.0 million in 1997, up 30% from $20.8 million in 1996, and the average yield decreased to 11.23% in 1997, from 11.72% in 1996. The combination of this increase in loans and the decline in loan yield served to increase loan interest income 25% to $3.0 million in 1997, from $2.4 million in 1996. The Company's net interest spread, the difference between the taxable equivalent yield on earning assets and the cost of interest-bearing liabilities, grew slightly in 1997 to 5.30%, from 5.28% in 1996, primarily as a result of the increased lending activity.

         The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. Unlike net interest spread, net interest margin is affected by the level of interest-free funding used to support earning assets. The Company's net interest margin on a taxable equivalent basis rose slightly to 6.48% for 1997, from 6.45% for 1996. Net interest margin is expected to decline slightly during 1997, reflecting increased competition for loans, resulting in a decline in the yield on loans. Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

         The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated.

                AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES
                             (DOLLARS IN THOUSANDS)


                                                                        YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                                  1997                           1996
                                                      ----------------------------  -----------------------------
                                                      AVERAGE    INCOME/    YIELD/   AVERAGE    INCOME/    YIELD/
                                                      BALANCE    EXPENSE     RATE    BALANCE    EXPENSE     RATE
                                                      -------    -------    -----    -------    -------     ----
ASSETS
Earning Assets
  Loans(1) .......................................    $27,040    $3,036     11.23%   $20,768    $2,433     11.72%
  Securities:
     Taxable......................................      1,751       108      6.17%     5,978       355      5.94%
     Tax exempt(2)................................      4,507       363      8.05%     2,189       180      8.22%
  Interest-bearing deposits.......................        137         7      5.11%        60         3      5.00%
  Funds sold......................................      3,642       201      5.52%     2,326       124      5.33%
  Other earning assets(2).........................        562        25      4.45%       440        20      4.55%
                                                      -------   -------     -----    -------    ------      ----
     Total earning assets ........................     37,639     3,740      9.94%    31,761     3,115      9.81%
                                                                -------     -----               ------      ----

Cash and due from banks...........................      1,481                          1,401
Premises and equipment............................        957                          1,019
Other assets......................................        430                            422
Allowance for loan losses.........................       (234)                          (207)
                                                      -------                        -------
     Total assets.................................    $40,273                        $34,396
                                                      =======                        =======

LIABILITIES
Interest-Bearing Liabilities
  Interest-bearing transaction accounts (1)........   $ 4,628        90      1.94%   $ 4,446       109      2.45%
  Savings deposits (1).............................     4,125       117      2.84%     3,851        97      2.52%
  Time deposits (1)................................    19,306     1,094      5.67%    15,227       859      5.64%
  Other short-term borrowings......................         2         0         0%        18         1      5.50%
  Long-term debt...................................         0         0         0%         0         0      0.00%
                                                      -------   --------  -------    -------   -------      ----
     Total interest-bearing liabilities............    28,061     1,301      4.64%    23,542     1,066      4.53%
                                                                --------  -------              -------      ----

Demand deposits (1)................................     6,430                          6,241
Accrued interest and other liabilities.............       393                            399
Shareholders' equity...............................     5,389                          4,214
                                                      -------                        -------
     Total liabilities and shareholders' equity....   $40,273                        $34,396
                                                      =======                        =======

Net interest spread................................                          5.30%                          5.28%
                                                                             ====                           ====
Net interest income/margin on a taxable
  equivalent basis.................................              $2,439                         $2,049
                                                                 ======                         ======
Net interest income/margin.........................                          6.48%                          6.45%
                                                                             ====                           ====

-----------------------------------
(1) Average loans include nonaccrual loans. All loans and deposits are domestic.
(2)  Tax exempt income converted to taxable equivalent.

         Analysis of Changes in Net Interest Income. The following tables set forth, on a taxable equivalent basis, the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1995 to 1996 and 1996 to 1997.

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------------------
                                                       1997 COMPARED WITH 1996    1996 COMPARED WITH 1995
                                                            VARIANCE DUE TO           VARIANCE DUE TO
                                                     ------------------------------------------------------
                                                       VOLUME     RATE    TOTAL   VOLUME    RATE     TOTAL
                                                     --------     ----    -----   ------    ----     -----
EARNING ASSETS
   Loans ............................................   $ 704    ($101)   $ 603    $ 646    $  33    $ 679
   Securities:
     Taxable ........................................    (261)      14     (247)     (87)      (3)     (90)
     Tax exempt .....................................     187       (4)     183       78       14       92
   Funds sold .......................................      73        4       77      (33)     (12)     (45)
   Interest-bearing deposits with banks .............       4        0        4      (11)      (1)     (12)
   Other earning assets .............................       5        0        5        2        2        4
                                                        -----    -----    -----    -----    -----    -----
       Total interest income ........................     712      (87)     625      595       33      628
                                                        -----    -----    -----    -----    -----    -----
INTEREST-BEARING LIABILITIES
   Interest-bearing deposits:
     Interest-bearing transaction accounts ..........       4      (23)     (19)      26      (27)      (1)
     Savings and market rate investments ............       8       12       20        5      (24)     (19)
     Certificates and other time deposits ...........     231        4      235       78      (21)      57
                                                        -----    -----    -----    -----    -----    -----
       Total interest-bearing deposits ..............     243       (7)     236      109      (72)      37
   Other short-term borrowings ......................      (1)       0       (1)       1        0        1
   Long-term debt ...................................       0        0        0        0        0        0
                                                        -----    -----    -----    -----    -----    -----
       Total interest expense .......................     242       (7)     235      110      (72)      38
                                                        -----    -----    -----    -----    -----    -----
       Net interest income on a taxable
          equivalent basis ..........................     470      (80)     390      485      105      590
       Less taxable equivalent adjustment ...........      58        0       58       32        0       32
                                                        -----    -----    -----    -----    -----    -----
       Net interest income ..........................   $ 412    ($ 80)   $ 332    $ 453    $ 105    $ 558
                                                        =====    =====    =====    =====    =====    =====

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

         The following table illustrates the Company's interest rate sensitivity at December 31, 1997.

                         INTEREST SENSITIVITY ANALYSIS
                             (DOLLARS IN THOUSANDS)



                                                                    DECEMBER 31, 1997
                                           -----------------------------------------------------------------------
                                                                                              GREATER
                                                       AFTER ONE     AFTER THREE                THAN
                                            WITHIN      THROUGH        THROUGH      WITHIN   ONE YEAR OR
                                           ONE MONTH  THREE MONTHS  TWELVE MONTHS  ONE YEAR  NONSENSITIVE    TOTAL
                                           ---------  ------------  -------------  --------  ------------   ------
ASSETS
Earning Assets (1)
   Loans .................................   $ 8,146    $ 2,817        $  5,379     $16,342    $12,289       $28,631
   Securities (2) ........................         0          0             100         100      5,414         5,514
   Interest-bearing deposits with
     banks ...............................       124          0               0         124          0           124
   Funds sold ............................    11,970          0               0      11,970          0        11,970
                                             -------    -------        --------     -------    -------       -------
        Total earning assets .............   $20,240    $ 2,817        $  5,479     $28,536    $17,703       $46,239
                                             =======    =======        ========     =======    =======       =======

LIABILITIES
Interest-bearing liabilities
   Interest-bearing deposits
     Demand deposits .....................   $ 5,086    $     0        $      0     $ 5,086    $     0       $ 5,086
     Savings deposits ....................     4,073          0               0       4,073          0         4,073
     Time deposits (3) ...................     2,004      5,223          11,620      18,847      2,769        21,616
                                             -------    -------        --------     -------    -------       -------
     Total interest-bearing deposits .....    11,163      5,223          11,620      28,006      2,769        30,775
   Other short-term borrowings ...........         0          0               0           0          0             0
   Long-term debt
                                                   0          0               0           0          0             0
                                            --------     ------        --------     -------    -------        ------
        Total interest-bearing liabilities   $11,163    $ 5,223        $ 11,620     $28,006    $ 2,769       $30,775
                                            ========    =======        ========     =======    =======       =======

Period gap ...............................   $ 9,077    $(2,406)       $( 6,141)    $   530    $14,934       $15,464
Cumulative gap ...........................   $ 9,077    $ 6,671        $    530     $   530    $15,464       $15,464
Ratio of cumulative gap to total
   earning assets ........................      19.6%      14.4%            1.1%        1.1%      33.4%         33.4%

------------------------------------------------------------
      (1) Excludes nonaccrual loans and securities.
      (2) Excludes investment equity securities of $535,451.
      (3) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.

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

                           ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)


                                                                  YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------

                                                             1997                      1996
                                                             ----                      ----
Total loans outstanding at end of period,
    net of unearned income.....                             $28,671                   $23,382
Average amount of loans outstanding,
   net of unearned income.............                      $27,040                   $20,768

Balance of allowance for loan losses at
   beginning of period................                      $   214                   $   197
Loan losses:
   Commercial, financial and
     agricultural.....................                           18                         0
   Real estate - mortgage.............                           20                         7
   Consumer...........................                           97                        81
                                                              -----                      ----
     Total loan losses...............                           135                        88
                                                              -----                      ----
Recoveries of previous loan losses:
   Commercial, financial and
     agricultural.....................                            0                         0
   Real estate - mortgage.............                            4                         3
   Consumer...........................                           36                        12
                                                               ----                      ----
     Total recoveries................                            40                        15
                                                               ----                      ----
Net loan losses.......................                           95                        73
Provision for loan losses.............                          154                        90
                                                               ----                      ----
Balance of allowance for loan losses at
   end of period......................                      $   273                   $   214
                                                            =======                   =======

Allowance for loan losses to period end
   loans..............................                          .95%                      .92%
Net charge-offs to average loans......                          .35%                      .35%

         The provision for loan losses charged to earnings for the year ended December 31, 1997, amounted to $154,000, compared to $90,000 in 1996. Net charge-offs amounted to .35% of average loans in 1997, unchanged from 1996. The provision set aside for loan losses during 1997 was primarily the result of management's assessment that, even though asset quality remains at a desirable level, the allowance for loan losses should be increased to reflect the growth experienced in the loan portfolio. Management feels the allowance is adequate at this time; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

         Allocation of Allowance. The table below sets forth the amount of the allowance for loan losses allocated by the Company by loan categories.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)


                                                                            DECEMBER 31,
                                              -----------------------------------------------------------------------------
                                                                  1997                                    1996
                                                                  ----                                    ----
                                                       AMOUNT             PERCENT              AMOUNT              PERCENT
                                                       ------             -------              ------              -------
           Commercial, financial and
              agricultural                               $ 56               20.5%                $ 23                10.7%
           Real estate                                     93               34.1%                  67                31.3%
           Consumer                                        68               24.9%                  41                19.2%
           Unallocated                                     56               20.5%                  83                38.8%
                                                         ----              -----                 ----               -----
           TOTAL                                         $273              100.0%                $214               100.0%
                                                         ====              =====                 ====               =====

         Nonperforming Assets. The following table presents the Company's nonperforming assets for the dates indicated.

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                             DECEMBER 31,
                                        ---------------------
                                             1997    1996
                                             ----    ----
Nonaccrual loans .......................     $41      $0
Restructured loans .....................       0       0
                                             ---      --
     Total nonperforming loans .........      41       0
Nonaccruing securities .................       0       0
Other real estate owned ................       0       0
                                             ---      --
     Total nonperforming assets ........     $41      $0
                                             ===      ==

Loans past due 90 days or more .........     $13      $0

Allowance for loan losses to period end
   loans ...............................     .95%    .92%
Allowance for loan losses to period end
   nonperforming loans .................   665.9%    N/A
Allowance for loan losses to period end
   nonperforming assets ................   665.9%    N/A
Net charge-offs to average loans .......     .35%    .35%
Nonperforming assets to period end loans
   and foreclosed property .............     .14%    N/A

         Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. Nonperforming assets totaled $41,064 at year-end 1997, or .14% of period end loans.

         Potential Problem Loans. A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected. At December 31, 1997, the Company held fifteen loans considered by management to be potential problem loans totaling approximately $413,352. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

         Noninterest income. The largest component of noninterest income is service charges on deposit accounts, which totaled $461,931 in 1997, a 16% increase over the 1996 level of $396,895. There was very little change in the other components of noninterest income during 1997 as compared to 1996.

         The following table sets forth, for the periods indicated, the principal components of noninterest income:

                               NONINTEREST INCOME
                             (DOLLARS IN THOUSANDS)


                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                       1997                     1996
                                                                      ------                   ------
                      Service charges on deposit
                         accounts..........................            $462                     $397
                      Securities gains.....................              14                       15
                      Other................................             154                      157
                                                                       ----                     ----
                           Total noninterest income........            $630                     $569
                                                                       ====                     ====


         Noninterest Expense. The following table sets forth, for the periods indicated, the primary components of noninterest expense:

                              NONINTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)


                                                                                   YEAR ENDED DECEMBER 31,
                                                                               -----------------------------
                                                                                1997                   1996
                                                                               -------                ------
                    Salaries and employee benefits................              $  605                $  604
                    Net occupancy expense.........................                  79                    73
                    Furniture and equipment expense...............                 121                   116
                    Director and committee fees...................                  42                    42
                    Data processing...............................                  23                    21
                    Insurance.....................................                  18                    16
                    Advertising...................................                  35                    22
                    Banking assessments...........................                  24                    21
                    Professional fees.............................                  70                    51
                    Postage and freight and couriers..............                  53                    50
                    Supplies......................................                  74                    74
                    Travel, meetings, seminars, entertainment.....                  19                    20
                    Other.........................................                 194                   163
                                                                                ------                ------
                             Total noninterest expense............              $1,357                $1,273
                                                                                ======                ======

                    Efficiency ratio..............................                48.8%                 51.9%


         Noninterest expense increased 7% to $1.4 million in 1997 primarily as a result of increases in advertising expenses, professional fees, and other expenses. Advertising expense increased $12,838, or 59%, to $34,655 in 1997, from $21,817 in 1996, as the Bank increased its advertising efforts in response to increased competition. Professional fees increased $18,768, or 36%, to $70,278 in 1997, from $51,510 in 1996, primarily as a result of increased legal fees at both the Company and the Bank.

EARNING ASSETS

         Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $27.0 million in 1997, compared to $20.8 million in 1996, an increase of $6.2 million, or 30%. At December 31, 1997, total loans were $28.7 million, compared to $23.4 million at the end of 1996.

         In 1997, growth in the Company's loan portfolio accelerated as the local economy remained strong. The following table shows the composition of the loan portfolio by category at the dates indicated.

                         COMPOSITION OF LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)



                                                                           DECEMBER 31,
                                                       ---------------------------------------------------
                                                                 1997                      1996
                                                       ---------------------------------------------------
                                                                    PERCENT                      PERCENT
                                                          AMOUNT    OF TOTAL         AMOUNT      OF TOTAL
                                                          -------   --------         --------    ---------
                      Commercial, financial
                         and agricultural...........      $ 5,267       18.4%         $ 3,361       14.4%
                      Real estate
                         Construction...............        1,421        4.9%           2,066        8.8%
                         Mortgage - residential.....        7,343       25.6%           6,044       25.8%
                         Mortgage - commercial......        5,248       18.3%           3,341       14.3%
                      Consumer......................        9,390       32.7%           8,261       35.3%
                      Other.........................           29         .1%             337        1.4%
                                                          -------      -----          -------      -----
                         Total gross loans..........       28,698      100.0%          23,410      100.0%
                                                                       =====                       =====
                      Unearned income...............           27                          28
                                                          -------                     -------
                         Total loans net of
                           unearned income..........       28,671                      23,382
                      Allowance for loan losses.....          273                         214
                                                          -------                     -------
                         Total net loans............      $28,398                     $23,168
                                                          =======                     =======


         The principal component of the Company's loan portfolio is consumer loans. At year end 1997, this category totaled $9.4 million and represented 33% of the total loan portfolio, compared to $8.3 million, or 35%, at the end of 1996. Consumer loans increased $1.1 million, or 14%, at December 31, 1997, compared to December 31, 1996. The growth in 1997 was primarily a result of the strong local economy.

         Residential mortgage loans increased $1.3 million, or 21%, to $7.3 million at December 31, 1997, from $6.0 million at year end 1996. This increase is the result of management's decision to allocate more funds to residential mortgage loans, primarily to low and moderate income borrowers. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, increased $1.9 million, or 57%, to $5.2 million at December 31, 1997, from $3.3 million at year end 1996. This increase is due primarily to management's ability to attract several new commercial borrowers. Construction loans declined $644,188, or 31%, due to a slow down in new home building.

         Commercial, financial and agriculture loans grew by $1.9 million, or 57%, to $5.3 million at December 31, 1997, from $3.4 million at December 31, 1996. This increase is due primarily to management's efforts to increase the Bank's commercial customer base and to increase lending to farmers.

         The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1997.

      LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES
                             (DOLLARS IN THOUSANDS)


                                                                           DECEMBER 31, 1997
                                                        ----------------------------------------------------------
                                                                       OVER ONE YEAR
                                                         ONE YEAR         THROUGH        OVER FIVE
                                                          OR LESS       FIVE YEARS          YEARS           TOTAL
                                                          -------       ----------          -----          -------
                Commercial, financial and
                   agricultural.....................      $ 3,673         $ 1,351           $  243         $ 5,267
                Real estate ........................        6,388           3,607            4,017          14,012
                Consumer............................        2,786           5,477            1,127           9,390
                Other...............................           29               0                0              29
                                                          -------         -------           ------         -------
                     Total .........................      $12,876         $10,435           $5,387         $28,698
                                                          =======         =======           ======         =======

                Fixed interest rate ................       $6,004         $10,435           $5,387         $21,826
                Variable interest rate .............        6,872               0                0           6,872
                                                          -------         -------           ------         -------
                     Total .........................      $12,876         $10,435           $5,387         $28,698
                                                          =======         =======           ======         =======

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

         Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total investment securities averaged $6.3 million in 1997, compared to $8.2 million in 1996. At December 31, 1997, the total securities portfolio was $6.0 million, compared to $8.7 million at December 31, 1996. The decrease in the portfolio during 1997 was primarily due to management's decision to increase the Bank's liquidity position to enable it to respond more quickly to a change in interest rates and to partially offset the investment in long term tax exempt municipal bonds. The decrease in the portfolio also reflects the increased lending activity experienced in 1997.

         The following table sets forth the book value of the securities held by the Company at the dates indicated.

                            BOOK VALUE OF SECURITIES
                             (DOLLARS IN THOUSANDS)


                                                                          DECEMBER 31,
                                                                 -----------------------------
                                                                    1997                  1996
                                                                    ----                  ----
                U.S. Treasury...............................      $    0                $4,273
                U.S. government agencies....................           0                   500
                State, county and municipal securities......       5,514                 3,623
                Other.......................................         485                   331
                                                                  ------                ------
                         Total securities...................      $5,999                $8,727
                                                                  ======                ======

         The following table shows the scheduled maturities and average yields of securities held at December 31, 1997.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS
                             (DOLLARS IN THOUSANDS)


                                                                          DECEMBER 31, 1997
                                           --------------------------------------------------------------------------------
                                                                  AFTER ONE BUT         AFTER FIVE BUT
                                           WITHIN ONE YEAR      WITHIN FIVE YEARS      WITHIN TEN YEARS     AFTER TEN YEARS
                                           ----------------     -----------------      -----------------  ------------------
                                           AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT      YIELD  AMOUNT      YIELD
                                           ------     -----      ------     -----      ------      -----  ------      ------
State and political subdivisions (1)...     $100      6.00%       $399      6.23%         $0        0%    $5,015      8.12%
                                            ----      ----        ----      ---           --        -     ------      ----
                  Total (2)............     $100      6.00%       $399      6.23%         $0        0%    $5,015      8.12%
                                            ====      ====        ====      ===           ==        =     ======      ====

----------------------------------------------
(1) Yields based on taxable equivalent.
(2) Excludes $535,451 in investment equity securities.

         In accordance with the Financial Accounting Standards Board (the "FASB") Statement of Financial Accounting Standards ("SFAS") 115, the Company classifies its investment securities into the following three categories: trading, available-for-sale and held-to-maturity. Debt securities that the Company has the intent and ability to hold until maturity are classified as held-to-maturity and reported at amortized cost. Trading securities and available-for-sale securities are reported at market value with unrealized gains and losses on trading securities reported in income and unrealized gains and losses on available-for-sale securities reported as a net amount in a separate component of shareholders' equity until realized. At December 31, 1997, the Company held $535,451 in securities classified available-for-sale and $5.5 million in securities classified held-to-maturity and reflected an unrealized gain after tax of $33,377 as a separate component in shareholders' equity. There can be no assurance that as interest rates change in the future the amount of unrealized gain will not decrease, but if these securities are held until they mature and are repaid in accordance with their terms, these gains will not be realized. Other attributes of the securities portfolio, including yields and maturities, are discussed elsewhere in "-- Net Interest Income/Margins -- Interest Sensitivity."

         Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, equities, and interest-bearing deposits with other banks, averaged $4.2 million in 1997, compared to $2.8 million in 1996. At December 31, 1997, short-term investments totaled $12.5 million. These funds are a primary source of the Bank's liquidity and are generally invested in an earning capacity on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

         Average interest-bearing deposits increased $4.5 million, or 19%, to $28.1 million in 1997, from $23.5 million in 1996. This increase resulted from increases in all categories of interest-bearing deposits, primarily as a result of normal deposit growth similar to growth experienced in prior years. The Company rarely utilizes interest-bearing liabilities other than deposits.

         Deposits. Average total deposits increased $4.7 million, or 16%, to $34.5 million during 1997, from $29.8 million during 1996. At December 31, 1997, total deposits were $44.6 million, compared to $38.0 million a year earlier, an increase of 17%. Seasonal local government deposits amounted to $7.8 million at December 31, 1997, compared to $7.4 million at December 31, 1996. In both years these seasonal deposits are reflected as noninterest bearing deposits, and were temporarily invested in federal funds sold until withdrawn in mid-January of the following year.

         The following table sets forth the deposits of the Company by category at the dates indicated.

                                    DEPOSITS
                             (DOLLARS IN THOUSANDS)


                                                                       DECEMBER 31,
                                    -------------------------------------------------------------------------------
                                                      1997                                       1996
                                    -------------------------------------------------------------------------------
                                                              PERCENT OF                                 PERCENT OF
                                          AMOUNT               DEPOSITS              AMOUNT               DEPOSITS
                                          ------              ----------             ------              ----------
Demand deposit accounts.........          $13,779               30.9%                $12,971                34.1%

NOW accounts ...................            5,086               11.4%                  4,508                11.9%

Money market accounts...........            1,924                4.3%                  1,613                 4.2%

Savings accounts ...............            2,148                4.8%                  2,228                 5.9%

Time deposits less than $100,000           15,633               35.1%                 12,263                32.3%

Time deposits of $100,000 or
over............................            5,984               13.5%                  4,434                11.6%
                                          -------               ----                 -------               -----
         Total deposits.........          $44,554              100.0%                $38,017               100.0%
                                          =======              =====                 =======               =====


         Core deposits, which exclude certificates of deposit of $100,000 or more and seasonal government deposits, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $4.6 million in 1997, primarily as a result of normally recurring deposit growth.

         Deposits, and particularly core deposits, have historically been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 64% at December 31, 1997, and 61% at the end of 1996, and the ratio averaged 78% during 1997. The Company's loan-to-core deposits ratio was 92% at December 31, 1997, and 88% at December 31, 1996, and the ratio averaged 90% during 1997. The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 1997, is shown in the following table.

                     MATURITIES OF CERTIFICATES OF DEPOSIT
                  AND OTHER TIME DEPOSITS OF $100,000 OR MORE
                             (DOLLARS IN THOUSANDS)


                                                                        DECEMBER 31, 1997
                                                --------------------------------------------------------------------
                                                                AFTER       AFTER SIX
                                                                THREE        THROUGH
                                                WITHIN THREE   THROUGH        TWELVE      AFTER TWELVE
                                                   MONTHS     SXI MONTHS      MONTHS          MONTHS         TOTAL
                                                   ------     ----------      ------          ------         ------
Certificates of deposit of $100,000 or more...     $2,251        $900         $1,642          $1,191         $5,984
Other time deposits of $100,000 or more.......          0           0              0               0              0
                                                   ------        ----         ------          ------         ------
     Total....................................     $2,251        $900         $1,642          $1,191         $5,984
                                                   ======        ====         ======          ======         ======


         More than a third, 38%, of the Company's time deposits of $100,000 or more had scheduled maturities within three months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not actively solicit brokered deposits.

         Borrowed funds. Borrowed funds consist primarily of short-term borrowings in the form of federal funds purchased from correspondent banks. The Company strives to fund its loan growth and other investments from deposits. Accordingly, the Company has relied only occasionally upon borrowed funds to fund its operations. Borrowed funds, in the form of federal funds purchased, averaged $2,082 during 1997.

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

         At December 31, 1997, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                              ANALYSIS OF CAPITAL


                                                                                         Required
                                                             Company        Bank         Minimums
                                                             -------        ----         --------
              Tier 1 risk-based capital ratio..........        19.4%        16.2%            4.0%
              Total risk-based capital ratio ..........        20.2%        17.1%            8.0%
              Tier 1 leverage ratio....................        14.8%        11.7%            3.0%



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

         The Company's funds sold position, its primary source of liquidity, averaged $3.6 million during the year ended December 31, 1997, and was $11.9 million at December 31, 1997, and averaged $2.3 million during the year ended December 31, 1996, and was $8.3 million at December 31, 1996. Reflected in the unusually large funds sold position at December 31, 1997, and December 31, 1996, was approximately $7.8 million and $7.4 million, respectively, of seasonal government deposits. Within days of each respective year end, the funds sold position returned to a more normal level. Liquidity can also be managed using the overnight and short-term borrowed fund markets. The Company maintains overnight borrowing lines with several financial institutions, and utilizes these lines on rare occasions.

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

YEAR 2000 ISSUES

         The Company utilizes an in-house data processing system for most of its accounting functions. Management is in the process of upgrading the systems which it has determined are not prepared for the year 2000 ("Year 2000"). Testing should be completed by the end of 1998. The Company also has a number of personal computers, some of which, due to their age, are not Year 2000 compliant. Management has budgeted approximately $180,000 to get all of its systems Year 2000 compliant. The largest Year 2000 exposure to most banks is the preparedness of the customers of the banks. Management is addressing with its customers the possible consequences of not being prepared for Year 2000. Should large borrowers not sufficiently address this issue, the Company may experience an increase in loan defaults. The amount of potential loss from this issue is not quantifiable. Management is attempting to reduce this exposure by educating its customers.

                     MARKET FOR COMPANY'S COMMON EQUITY AND
                          RELATED SHAREHOLDER MATTERS

         As of March 12, 1998, there were approximately 946 holders of record of the Company's Common Stock and 458,888 shares of Common Stock issued and outstanding. In addition, there were 99,760 shares of Common Stock subject to currently outstanding warrants and stock options. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because a large portion of the Company's shares is held by insiders. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

         All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available, when, as, and if declared by the Board of Directors. On December 16, 1997, the Board of Directors declared a $.25 per share dividend totaling $114,722 payable to shareholders of record as of January 10, 1998. The dividend is scheduled to be paid near the end of the first quarter of 1998. This represents the first dividend in the Company's history. The declaration and payment of future dividends is uncertain as future earnings may be retained to expand the Bank's capital base to support deposit growth. Furthermore, the payment of dividends by national banks is regulated by the OCC, which in turn could limit the Company's ability to pay dividends. At the request of the OCC, the Bank adopted a capital policy which provides that the Bank will not pay dividends to the Company until the Bank is cumulatively profitable. The Company currently has no source of income other than dividends and other payments received from the Bank.

                    MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
               A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION

RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                                                         389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                                                               POST OFFICE BOX ONE
-------------------------------------------                                                        MACON, GEORGIA 31202
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


                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Wayne Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of WAYNE BANCORP, INC. AND SUBSIDIARY as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wayne Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996 and the consolidated results of operations and cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                 /s/ MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

                                 McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
February 20, 1998

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31


                                     ASSETS

                                                           1997                    1996
                                                        ------------             -----------
 CASH AND DUE FROM BANKS                                $  3,075,396             $ 1,385,896
                                                        ------------             -----------

 FEDERAL FUNDS SOLD                                       11,970,000               8,280,000
                                                        ------------             -----------

 INTEREST-BEARING DEPOSITS WITH BANKS                        124,003                 255,152
                                                        ------------             -----------

 INVESTMENT SECURITIES
   Available for Sale                                        535,451               5,102,326
   Held to Maturity                                        5,514,009               3,622,528
                                                        ------------             -----------

                                                           6,049,460               8,724,854
                                                        ------------             -----------

 LOANS                                                    28,698,690              23,410,171
   Allowance for Loan Losses                                (273,405)               (213,969)
   Unearned Loan Fees                                        (27,380)                (27,967)
                                                        ------------             -----------

                                                          28,397,905              23,168,235
                                                        ------------             -----------

 BANK PREMISES AND EQUIPMENT                                 907,405                 997,013
                                                        ------------             -----------

 OTHER ASSETS                                                534,373                 423,600
                                                        ------------             -----------


 TOTAL ASSETS                                            $51,058,542             $43,234,750
                                                        ============             ===========





The accompanying notes are an integral part of these balance sheets.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                               1997                    1996
                                                                            -----------            -----------
 DEPOSITS
   Noninterest-Bearing                                                      $13,779,191            $12,970,694
   Interest-Bearing                                                          30,775,238             25,045,809
                                                                            -----------            -----------

                                                                             44,554,429             38,016,503

 OTHER LIABILITIES                                                              460,057                590,480
                                                                            -----------            -----------

 TOTAL LIABILITIES                                                           45,014,486             38,606,983
                                                                            -----------            -----------


 STOCKHOLDERS' EQUITY
   Common Stock, Par Value $1 Per Share; 10,000,000 Shares
     Authorized, 424,888 and 377,786 Shares Issued and
     Outstanding as of December 31, 1997 and 1996, Respectively                 424,888                377,786
   Surplus                                                                    3,778,020              3,354,102
   Retained Earnings                                                          1,807,771                897,163
   Net Unrealized Gain (Loss) on Securities Available for Sale,
     Net of Tax (Benefit) of $17,194 in 1997 and $(661) in 1996                  33,377                 (1,284)
                                                                            -----------            -----------

 TOTAL STOCKHOLDERS' EQUITY                                                   6,044,056              4,627,767
                                                                            -----------            -----------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $51,058,542            $43,234,750
                                                                            ===========            ===========





The accompanying notes are an integral part of these balance sheets.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31


                                                                   1997                  1996                 1995
                                                                ----------            ----------           ----------
 INTEREST INCOME
   Interest and Fees on Loans                                   $3,036,348            $2,433,258           $1,753,619
   Interest on Federal Funds Sold                                  201,089               124,062              169,365
   Interest on Investment Securities
     U.S. Treasury                                                  86,534               287,587              276,425
     U.S. Government Agencies                                        2,605                48,884              153,802
     Municipals                                                    268,928               142,297               80,982
   Interest on Deposits in Other Banks                               7,463                 3,077               14,721
   Dividends on Other Investments                                   18,112                14,788                9,239
                                                                ----------            ----------           ----------

                                                                 3,621,079             3,053,953            2,458,153
 INTEREST EXPENSE
   Interest on Deposits                                          1,300,994             1,065,545            1,028,414
                                                                ----------            ----------           ----------

 NET INTEREST INCOME                                             2,320,085             1,988,408            1,429,739

   Provision for Loan Losses                                       154,000                90,000                    -
                                                                ----------            ----------           ----------

 NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                                   2,166,085             1,898,408            1,429,739
                                                                ----------            ----------           ----------

 OTHER INCOME
   Service Charges on Deposits                                     461,931               396,895              342,515
   Other Operating Income                                          154,113               156,827              144,317
   Gain on Sale of Securities                                       13,877                15,179               21,216
                                                                ----------            ----------           ----------

                                                                   629,921               568,901              508,048
                                                                ----------            ----------           ----------
 OTHER EXPENSES
   Salaries and Employee Benefits                                  604,599               604,095              536,383
   Occupancy and Equipment                                         200,253               189,189              195,093
   Other Operating Expenses                                        408,760               358,868              383,324
   Office Supplies                                                  74,023                68,848               50,539
   Professional Fees                                                70,278                51,510               48,971
                                                                ----------            ----------           ----------

                                                                 1,357,913             1,272,510            1,214,310
                                                                ----------            ----------           ----------

 INCOME BEFORE INCOME TAXES                                      1,438,093             1,194,799              723,477

 INCOME TAXES                                                      412,763               366,651              225,668
                                                                ----------            ----------           ----------

 NET INCOME                                                     $1,025,330            $  828,148           $  497,809
                                                                ==========            ==========           ==========

 BASIC EARNINGS PER SHARE                                       $     2.58            $     2.19           $     1.33
                                                                ==========            ==========           ==========

 DILUTED EARNINGS PER SHARE                                     $     2.35            $     1.99           $     1.22
                                                                ==========            ==========           ==========

The accompanying notes are an integral part of these statements.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                               NET
                                                                                           UNREALIZED
                                                                                           GAIN (LOSS)
                                                                           RETAINED       ON SECURITIES
                                               COMMON                      EARNINGS         AVAILABLE
                                               STOCK        SURPLUS        (DEFICIT)        FOR SALE           TOTAL
                                             ---------    -----------    -------------    -------------    ------------
 BALANCE, DECEMBER 31, 1994                  $ 370,230    $ 3,299,359     $  (428,794)    $(95,034)         $ 3,145,761
   Net Income                                                                 497,809                           497,809
   Net Unrealized Gain on
     Securities Available for Sale,
     Net of Tax                                                                            129,371              129,371
   Issuance of 7,556 Shares
     of Stock                                    7,556         54,743                                           62,299
                                              --------     ----------      ----------      -------           ----------

 BALANCE, DECEMBER 31, 1995                    377,786      3,354,102          69,015       34,337            3,835,240
   Net Income                                                                 828,148                           828,148
   Net Unrealized Loss on
     Securities Available for Sale,
     Net of Tax                                                                            (35,621)             (35,621)
                                              --------     ----------      ----------      -------           ----------

 BALANCE, DECEMBER 31, 1996                    377,786      3,354,102         897,163       (1,284)           4,627,767
   Exercise of Stock Options                     7,556         68,004                                            75,560
   Exercise of Stock Warrants                   39,546        355,914                                           395,460
   Net Income                                                               1,025,330                         1,025,330
   Cash Dividends                                                            (114,722)                         (114,722)
   Net Unrealized Gain on
     Securities Available for Sale,
     Net of Tax                                                                             34,661               34,661
                                              --------     ----------      ----------      -------           ----------


 BALANCE, DECEMBER 31, 1997                  $ 424,888    $ 3,778,020     $ 1,807,771     $ 33,377          $ 6,044,056
                                             =========    ===========     ===========     ========          ===========


The accompanying notes are an integral part of these statements.

                       WAYNE BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31


                                                          1997           1996           1995
                                                      ------------   ------------   ------------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                         $  1,025,330   $    828,148   $    497,809
   Adjustments to Reconcile Net Income to Net
     Cash Flows from Operating Activities
       Depreciation, Amortization and Accretion            100,790        111,372        117,804
       Provision for Loan Losses                           154,000         90,000             --
       Gain on Sale of Securities                          (13,877)       (15,179)       (21,216)
       Deferred Taxes                                      (32,595)        (4,003)       184,897
       CHANGE IN
         Interest Receivable                               (56,037)           767        (67,950)
         Interest Payable                                   77,134        (20,217)        88,961
         Other                                            (227,987)       314,553         23,879
                                                      ------------   ------------   ------------

                                                         1,026,758      1,305,441        824,184
                                                      ------------   ------------   ------------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of Investment Securities
     Available for Sale                                   (528,007)    (2,697,802)    (3,491,633)
     Held to Maturity                                   (2,024,055)    (1,579,546)    (2,761,536)
   Proceeds from Maturities of Interest-
     Bearing Deposits in Other Banks                            --             --        600,000
   Proceeds from Maturities of Securities
     Held to Maturity                                      135,000        130,000        250,000
     Available for Sale                                  1,750,000      2,000,000      3,065,000
   Proceeds from Sales of Securities
     Available for Sale                                  3,408,950      1,356,155      3,525,446
     Held to Maturity                                           --             --        609,824
   Proceeds from Sales of OREO                               5,000         33,200             --
   Loans, Net                                           (5,404,942)    (6,981,865)    (2,982,332)
   Bank Premises and Equipment                             (14,577)       (93,382)       (41,381)
   Interest-Bearing Deposits                               131,149       (141,867)      (113,285)
                                                      ------------   ------------   ------------

                                                        (2,541,482)    (7,975,107)    (1,339,897)
                                                      ------------   ------------   ------------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Demand, Interest-Bearing Demand and
     Savings Accounts                                    1,618,154      2,823,545      1,357,684
   Time Deposits                                         4,919,772      1,706,588      1,975,316
   Cash Dividends                                         (114,722)
   Issuance of Stock                                       471,020             --         62,299
                                                      ------------   ------------   ------------

                                                         6,894,224      4,530,133      3,395,299
                                                      ------------   ------------   ------------

 INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        5,379,500     (2,139,533)     2,879,586

 CASH AND CASH EQUIVALENTS, BEGINNING                    9,665,896     11,805,429      8,925,843
                                                      ------------   ------------   ------------


 CASH AND CASH EQUIVALENTS, ENDING                    $ 15,045,396   $  9,665,896   $ 11,805,429
                                                      ============   ============   ============


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

INVESTMENT SECURITIES

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards No. 115 whereby the Bank must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 1997 and 1996, all investment securities held by the Bank are classified as available for sale and held to maturity.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1997 and 1996. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the straight-line method over the period to maturity.

LOANS

Loans are generally reported at principal amount less unearned interest and fees. The Bank records impaired loans under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis. As of December 31, 1997, the Bank had no significant loans classified as impaired loans.

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

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

BANK PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description                       Life in Years            Method
-------------------------         -------------            ---------------
Banking Premises                       25                  Straight-Line

Furniture and Equipment               5-20                 Straight-Line

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

Cash payments made during 1997, 1996 and 1995 for interest totaled $1,231,431, $1,087,710 and $942,201, respectively.

Cash payments for income taxes were $755,956 and $62,481 for the years ended December 31, 1997 and 1996, respectively. Due to net operating loss carryforwards, no cash payments for income taxes were made in 1995.

Noncash financing and investing activities for the year ended December 31, 1997 included a real estate sale resulting from a loan foreclosure totaling $5,000 in recoveries and net unrealized gains (losses) on securities available for sale, net of tax, totaling $50,571, $(1,945) and $52,026 for the years ended December 31, 1997, 1996 and 1995, respectively.

(2)  STOCK WARRANTS AND OPTIONS

Organizers purchasing shares of the Company's common stock during the initial public offering were granted one warrant for each of the original shares purchased. Each warrant grants the holder the right to acquire one share of common stock at any time through September 26, 2000 at $10 per share. Except as specified in the Warrant Agreement, warrants are nontransferable and nonassignable. As of December 31, 1997 and 1996, warrants outstanding totaled 116,650 and 156,196, respectively.

Stock options have been granted at various times to the Bank's president and certain vice-presidents pursuant to the "Wayne Bancorp, Inc. 1990 Stock Option Plan." The maximum number of shares of stock which may be issued or sold shall not exceed 36,000.

As of December 31, 1997, the status of stock options is as follows:

                         SHARES
  YEAR      OPTIONS      SUBJECT      EXERCISE
GRANTED     GRANTED     TO OPTION       PRICE      EXPIRATION DATE
-------     -------     ---------     --------     ------------------
1991        3,778         3,778        $10.00      September 26, 2000

1992        3,702         3,702        $10.00      September 26, 2000
            7,556         7,556        $ 7.25      December  31, 1999

1993        2,074         2,074        $10.00      September 26, 2000
            -----         -----

           17,110        17,110
           ======        ======


A summary of warrant and option transactions since issuance follows:

                                                               SHARES UNDER
                                                          ----------------------
                                                                       INCENTIVE
                                                           ORIGINAL      STOCK
                                                           WARRANTS     OPTIONS
                                                           --------    ---------
Granted                                                    156,196      24,666
Canceled                                                        --          --
Exercised                                                   39,546       7,556
                                                           -------      ------

Outstanding, December 31, 1997                             116,650      17,110
                                                           =======      ======

Eligible to be Exercised December 31, 1997                 116,650      17,110
                                                           =======      ======

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, requires new disclosures about employee stock options in financial statements for fiscal years beginning after December 15, 1994. The disclosures are required for the proforma effects of options and other awards granted in fiscal years beginning after December 15, 1994 based upon their fair value at the date of grant. SFAS 123 is inapplicable to Wayne Bancorp, Inc. for years presented herein.


(3)  INVESTMENT SECURITIES

The carrying amount of investment securities and their approximate fair values as of December 31 are summarized as follows:

                                                             GROSS          GROSS
                                               AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                                  COST        GAINS          LOSSES         VALUE
                                              ----------    ----------     ----------     ----------
         1997

SECURITIES AVAILABLE FOR SALE

 Equity Securities                            $  385,880    $   51,767     $   (1,196)    $  436,451
 U.S. Treasury and U.S.
  Government Agencies
 Other                                            99,000                                      99,000
                                              ----------    ----------     ----------     ----------

                                              $  484,880    $   51,767     $   (1,196)    $  535,451
                                              ==========    ==========     ==========     ==========

SECURITIES HELD TO MATURITY

 Municipals                                   $5,514,009    $  277,087     $       (2)    $5,791,094
                                              ==========    ==========     ==========     ==========


         1996

SECURITIES AVAILABLE FOR SALE

 Equity Securities                            $  232,525    $   11,873     $   (4,127)    $  240,271
 U.S. Treasury and U.S.
  Government Agencies                          4,772,744         9,905        (19,594)     4,763,055
 Other                                            99,000                                      99,000
                                              ----------    ----------     ----------     ----------

                                              $5,104,269    $   21,778     $  (23,721)    $5,102,326
                                              ==========    ==========     ==========     ==========

SECURITIES HELD TO MATURITY

 Municipals                                   $3,622,528    $   84,150     $  (11,326)    $3,695,352
                                              ==========    ==========     ==========     ==========


Gross realized gains and gross realized losses on sales of securities available for sale were:

                                                        1997           1996           1995
                                                      --------       --------       --------
GROSS REALIZED GAINS
 Equity Securities                                    $60,090        $24,778        $24,393
 U.S. Treasury and U.S. Government Agencies                --          2,774         20,935
                                                      -------        -------        -------

                                                      $60,090        $27,552        $45,328
                                                      =======        =======        =======
GROSS REALIZED LOSSES
 Equity Securities                                    $ 6,210        $ 9,682        $ 2,912
 U.S. Treasury and U.S. Government Agencies            40,003          2,691         21,200
                                                      -------        -------        -------

                                                      $46,213        $12,373        $24,112
                                                      =======        =======        =======

The scheduled maturities of securities held to maturity and securities available for sale as of December 31, 1997 were as follows:

                                                                                SECURITIES
                                                    ------------------------------------------------------------------
                                                         AVAILABLE FOR SALE                      HELD TO MATURITY
                                                    ----------------------------         -----------------------------
                                                    AMORTIZED             FAIR           AMORTIZED            FAIR
                                                       COST               VALUE             COST              VALUE
                                                    ---------           --------         ----------        -----------
Due in One Year or Less                             $385,880            $436,451         $   99,647        $   99,811
Due After One Year Through Five Years                                                       399,904           400,378
Due After Five Years Through Ten Years
Due After Ten Years                                                                       5,014,458         5,290,905
                                                    --------            --------         ----------        ----------


Federal Reserve Stock                                 99,000              99,000                 --                --
                                                    --------            --------         ----------        ----------

                                                    $484,880            $535,451         $5,514,009        $5,791,094
                                                    ========            ========         ==========        ==========

Proceeds from sales of investments in debt securities during 1997, 1996 and 1995 were $2,983,711, $1,356,155 and $4,135,270, respectively.

Investment securities having a carrying value and market value of $1,884,498 and $2,101,639 as of December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits and for other purposes required or permitted by law.

Interest income on taxable investment securities during 1997, 1996 and 1995 was $105,177, $353,320 and $444,500, respectively. In 1997, 1996 and 1995 nontaxable interest income was $252,890, $125,448 and $66,709, respectively.

(4)  LOANS

Loans by type as of December 31 are:

                                                             1997         1996
                                                         -----------   ----------
Commercial, Financial and Agricultural                   $ 5,267,114  $ 3,361,241
Real Estate-Construction                                   1,421,506    2,065,694
Real Estate-Other                                         12,591,205    9,384,490
Consumer                                                   9,389,510    8,261,451
Other                                                         29,355      337,295
                                                         -----------  -----------
                                                         $28,698,690  $23,410,171
                                                         ===========  ===========

As of December 31, 1997, nonaccrual loans totaled $41,064. The related reduction in interest income for the year ended December 31, 1997 was approximately $800. For the years ended December 31, 1996 and 1995, there were no nonaccrual loans.


(5) ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses for the years ended December 31 are summarized as follows:

                                               1997         1996         1995
                                            ---------    ---------    ----------
Balance, January 1                          $ 213,969    $ 196,669    $ 339,719
Provision Charged to Operating Expenses       154,000       90,000           --
Loan Losses                                  (134,959)     (88,223)    (162,192)
Recoveries                                     40,395       15,523       19,142
                                            ---------    ---------    ---------

Balance, December 31                        $ 273,405    $ 213,969    $ 196,669
                                            =========    =========    =========


(6) BANK PREMISES AND EQUIPMENT

The detail of bank premises and equipment as of December 31 is as follows:

                                                            1997         1996
                                                         ----------   ----------
Land                                                     $  186,825   $  186,825
Bank Buildings and Improvements                             682,801      677,919
Furniture, Fixtures and Equipment                           681,292      695,598
                                                         ----------   ----------

                                                          1,550,918    1,560,342
Accumulated Depreciation                                   (643,513)    (563,329)
                                                         ----------   ----------

                                                         $  907,405   $  997,013
                                                         ==========   ==========

Depreciation charged to operations totaled $104,185, $102,061 and $112,874 in 1997, 1996 and 1995, respectively.


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

The components of income tax expense for the years ended December 31 are:

                                               1997         1996         1995
                                            ---------    ---------    ---------
Current Federal                             $ 443,840    $ 370,654    $  40,771
Deferred Federal                              (32,595)      (4,003)     184,897
                                            ---------    ---------    ---------

Federal Income Tax Expense                    411,245      366,651      225,668
State Income Tax Expense                        1,518           --           --
                                            ---------    ---------    ---------

                                            $ 412,763    $ 366,651    $ 225,668
                                            =========    =========    =========

The sources of temporary differences and the resulting net deferred income tax are as follows:

                                                            1997         1996         1995
                                                         ---------    ---------    ---------
Utilization of Net Operating Loss Carryforward           $     --     $    --      $ 139,493
Provision for Loan Losses                                 (20,209)     (5,882)        48,637
Depreciation                                               (8,632)     (3,221)          (454)
Discount Accretion on Investment Securities                (4,859)      4,309         (5,345)
Tax in Excess of Book Loss on Sale of Equipment             1,105         791             --
Alternative Minimum Tax                                        --          --          7,861
Other                                                          --          --         (5,295)
                                                         --------     -------      ---------

NET DEFERRED TAX                                         $(32,595)    $(4,003)     $ 184,897
                                                         ========     =======      =========


Income tax expense amounted to $412,763, $366,651 and $225,668 in 1997, 1996 and 1995, respectively, which is more than the tax expense computed by applying the federal statutory tax rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                               1997         1996         1995
                                            ---------    ---------    ---------
STATUTORY FEDERAL TAXES                     $ 488,952    $ 406,231    $ 245,982
Increase (Reductions) Resulting from
  Tax-Free Interest on Municipals             (85,319)     (42,060)     (22,348)
  Tefra Interest Disallowance                  10,008        4,672        2,758
  Officers' Life Insurance                        319          298          261
  Meals and Entertainment                         597          492          484
  Other                                        (3,312)      (2,982)      (1,469)
                                            ---------    ---------    ---------

ACTUAL FEDERAL TAXES                        $ 411,245    $ 366,651    $ 225,668
                                            =========    =========    =========


The components of the net deferred tax assets included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

                                                           1997         1996
                                                         --------     --------
DEFERRED TAX ASSETS

 Net Unrealized Loss on Securities Available for Sale    $     --     $    661
 Reserve for Loan Losses                                   92,958       72,749
                                                         --------     --------

                                                           92,958       73,410
                                                         --------     --------

 Net Unrealized Gain on Securities Available for Sale     (17,194)          --
 Depreciation and Disposal of Premises and Equipment      (22,047)     (29,575)
 Investment Securities Accretion                           (2,135)      (6,993)
 Other                                                     (4,333)      (4,333)
                                                         --------     --------

                                                          (45,709)     (40,901)
                                                         --------     --------

NET DEFERRED TAX ASSETS                                  $ 47,249     $ 32,509
                                                         ========     ========


(8) DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                                                             1997         1996
                                                         -----------  -----------

Interest-Bearing Demand                                  $ 7,011,059  $ 6,120,488
Savings                                                    2,147,507    2,228,421
Time $100,000 and Over                                     5,983,606    4,434,446
Other Time                                                15,633,066   12,262,454
                                                         -----------  -----------
                                                         $30,775,238  $25,045,809
                                                         ===========  ===========

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $4,793,000 and $3,816,900 in 1997 and 1996, respectively.

As of December 31, 1997, the scheduled maturities of time deposits are as follows:

                       Year                                                                          Amount
               -------------------                                                               -----------
                       1998                                                                      $18,846,577
                       1999                                                                        2,048,213
                       2000                                                                          400,132
                       2001                                                                           66,490
               2002 and thereafter                                                                   255,260
                                                                                                 -----------

                                                                                                 $21,616,672
                                                                                                 ===========


(9)  COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the financial statements. As of December 31, 1997 and 1996, the Company had unfunded loan commitments and commitments under standby letters of credit totaling $3,141,000 and $2,134,376, respectively. These commitments were made under normal terms and rates. No losses are anticipated as a result of these commitments.

The Bank is committed to purchase equipment and software approximating $140,000 during 1998.


(10) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $570,013 and $373,953 as of December 31, 1997 and 1996, respectively. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. A summary of activity of related party loans is shown below:

                                          1997             1996
                                       ---------        ---------

BALANCE, DECEMBER 31                   $ 373,953        $  60,070

   New Loans                             238,227          365,410
   Repayments                            (42,167)         (51,527)
                                       ---------        ---------

BALANCE, DECEMBER 31                   $ 570,013        $ 373,953
                                       =========        =========

(11) OTHER INCOME

Significant components of other operating income are:

                                               1997         1996        1995
                                             -------       ------      -------
Commissions on Credit Life Insurance         $39,795       $43,403     $37,648

Mortgage Origination Fees                     60,478        63,967      49,697


(12) OTHER EXPENSES

Significant components of other operating expenses are:

                                                                           1997               1996                1995
                                                                         -------            -------             --------
 Office Supplies                                                         $74,023            $74,195             $55,193
 Postage and Freight                                                      46,776             42,857              37,400
 Audit, Tax, Accounting and Consulting                                    39,298             40,858              30,120
 ATM Fees and Expense                                                     39,209             36,455              38,122
 Amortization and Organizational Cost                                        -                  -                20,704
 Advertising and Public Relations                                         34,655             21,817              24,520
 FDIC Assessment                                                           3,719              2,000              30,280
 Clearing House and Federal Reserve Processing Fees                       26,021             26,188              29,651
 Directors' Fees                                                          41,750             41,900              24,000
 Data Processing                                                          22,541             20,944              17,789
 Legal Fees                                                               29,980              9,652              17,851


(13) EARNINGS PER SHARE

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share. Statement 128 establishes standards for computing and presenting earnings per share
(EPS), and supersedes Accounting Principles Board Opinion No. 15 (APB 15) and its related interpretations. It replaces the presentation of primary EPS with basic EPS, which excludes dilution, and requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB 15. Statement 128 is effective for periods ending after December 15, 1997, including interim periods, and will require restatement of all prior period EPS data presented; earlier application is not permitted. The following presents earnings per share for the years ended December 31, 1997, 1996 and 1995 as if Statement 128 had been in effect.

                                                                      1997                 1996                 1995
                                                                   ---------             --------             --------
BASIC EARNINGS PER SHARE
   Net Income Per Common Share                                     $   2.58              $   2.19              $   1.33
   Weighted Average Common Shares                                   397,245               377,786               374,660

DILUTED EARNINGS PER SHARE
   Net Income Per Common Share                                     $   2.35              $   1.99              $   1.22
   Weighted Average Common Shares                                   436,947               415,620               406,535

(14) FINANCIAL INFORMATION OF WAYNE BANCORP, INC. (PARENT ONLY)

Wayne Bancorp, Inc.'s (parent only) balance sheets as of December 31, 1997 and 1996 and the related statements of income and cash flows for each of the years in the three-year period ended December 31, 1997 are as follows:


                                 BALANCE SHEETS
                                   DECEMBER 31


                                     ASSETS


                                                                                       1997                1996
                                                                                   ------------        ------------
Cash                                                                               $    7,493          $   37,239
Interest-Bearing Deposits in Bank                                                     565,425             181,612
Investment Securities Available for Sale                                              436,451             240,271
Investment in Wayne National Bank                                                   5,065,832           4,173,036
Other Assets                                                                          114,722                   -
                                                                                   ----------          ----------

                                                                                   $6,189,923          $4,632,158
                                                                                   ==========          ==========



                      LIABILITIES AND STOCKHOLDERS' EQUITY


Accrued Expenses                                                                   $    8,000                   -
Deferred Taxes                                                                         18,907               4,346
Accrued Income Taxes                                                                    4,238                  45
Other                                                                                 114,722                   -
                                                                                   ----------          ----------

                                                                                      145,867               4,391
                                                                                   ----------          ----------


Common Stock                                                                          424,888             377,786
Surplus                                                                             3,778,020           3,354,102
Retained Earnings                                                                   1,807,771             897,163
Net Unrealized Gain (Loss) on Securities Available for Sale,
  Net of Tax (Benefit) of $17,194 in 1997 and $(661) in 1996                           33,377              (1,284)
                                                                                   ----------          ----------


                                                                                    6,044,056           4,627,767
                                                                                   ----------          ----------

                                                                                   $6,189,923          $4,632,158
                                                                                   ==========          ==========

                              STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31


                                                                       1997                 1996               1995
                                                                  ------------            --------            --------

Interest Income                                                   $     10,094            $  4,468            $ 11,184
Dividends                                                              126,894               8,847               3,316
Gain on Sale of Securities                                              53,881              15,096              21,481
                                                                  ------------            --------            --------


                                                                       190,869              28,411              35,981
                                                                  ------------            --------            --------

Expenses
   Amortization                                                              -                   -               9,835
   Printing and Supplies                                                 5,229               5,346               4,655
   Postage                                                               1,558               1,730               1,861
   Legal and Professional                                               26,942              10,367              18,401
   Taxes                                                                   250                 250                 278
   Miscellaneous                                                         8,363               2,961               1,388
                                                                  ------------            --------            --------

                                                                        42,342              20,654              36,418
                                                                  ------------            --------            --------


Income (Loss) Before Income Tax Benefit and
   Equity in Undistributed Earnings of Subsidiary                      148,527               7,757                (437)

Income Tax Benefit                                                       9,598                   -                 938
                                                                  ------------            --------            --------

Income Before Equity in Undistributed
   Earnings of Subsidiary                                              138,929               7,757                 501


Equity in Undistributed Earnings of Subsidiary                         886,401             820,391             497,308
                                                                  ------------            --------            --------

NET INCOME                                                          $1,025,330            $828,148            $497,809
                                                                  ============            ========            ========

                            STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31


                                                             1997          1996       1995
                                                         -----------    ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                             $ 1,025,330    $ 828,148   $ 497,809
  Adjustments to Reconcile Net Income to Net
    Cash Flows from Operating Activities
      Amortization and Accretion                                  --           --       9,835
      Equity in Undistributed Earnings
        of Subsidiary                                       (886,401)    (820,391)   (497,308)
      Gain on Sale of Securities                             (53,881)     (15,096)    (21,481)
      Deferred Taxes                                              --       52,798        (939)
      CHANGE IN

        Other                                                 12,195           45          --
                                                         -----------    ---------   ---------


                                                              97,243       45,504     (12,084)
                                                         -----------    ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Interest-Bearing Deposits in Bank                         (383,813)      33,683    (131,204)
  Purchases of Investment Securities
    Available for Sale                                      (528,007)    (397,763)   (520,510)
  Proceeds from Maturities of Securities
    Available for Sale                                            --           --     300,000
  Proceeds from Sales of Securities
    Available for Sale                                       428,533      355,764     294,930
                                                         -----------    ---------   ---------

                                                            (483,287)      (8,316)    (56,784)
                                                         -----------    ---------   ---------


CASH FLOWS FROM FINANCING ACTIVITIES
  Cash Dividends                                            (114,722)          --          --
  Issuance of Stock                                          471,020           --      62,299
                                                         -----------    ---------   ---------

                                                             356,298           --      62,299
                                                         -----------    ---------   ---------


INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                           (29,746)      37,188      (6,569)

CASH AND CASH EQUIVALENTS, BEGINNING                          37,239           51       6,620
                                                         -----------    ---------   ---------


CASH AND CASH EQUIVALENTS, ENDING                        $     7,493    $  37,239   $      51
                                                         ===========    =========   =========

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31, 1997 are as follows:

                                                                                        Carrying            Estimated
                                                                                         Amount             Fair Value
                                                                                        --------            ----------
                                                                                               (IN THOUSANDS)
ASSETS
   Cash and Short-Term Investments                                                      $15,169              $15,169
   Investment Securities Available for Sale                                                 535                  535
   Investment Securities Held to Maturity                                                 5,514                5,791
   Loans                                                                                 28,398               28,623

LIABILITIES

   Deposits                                                                              44,554               44,558

UNRECOGNIZED FINANCIAL INSTRUMENTS
   Unfunded Loan Commitments and Standby Letters of Credit                                3,141                3,141

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


(16) REGULATORY CAPITAL MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in banking regulations are presented hereafter. Management believes, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action.

The amount of dividends available to the parent company from the subsidiary bank is limited by various banking regulatory agencies. The amount of cash dividends available for payment in 1998, without prior approval from banking regulatory agencies, approximates $500,000. Upon specific approval, banks may pay cash dividends in excess of regulatory limitations.

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                    FOR CAPITAL                   Prompt Corrective
                                      Actual                     Adequacy Purposes                Action Provisions
                            ----------------------------    ----------------------------    -----------------------------
                               Amount           Ratio         Amount            Ratio           Amount            Ratio
                            -----------       ---------     ----------       -----------    -------------      ----------
 AS OF DECEMBER 31, 1997

 Total Capital
   (to Risk-Weighted        $6,250,708           20.24%     $2,470,445          8.00%       $30,880,556           10.00%
 Assets)
 Tier I Capital
   (to Risk-Weighted         5,977,302           19.36       1,235,222          4.00          1,852,833            6.00
 Assets)
 Tier I Capital
   (to Average Assets)       5,977,302           14.84       1,611,296          4.00          2,014,120            5.00


 AS OF DECEMBER 31, 1996

 Total Capital
   (to Risk-Weighted         4,843,020           19.57       1,979,879          8.00          2,474,849           10.00
 Assets)
 Tier I Capital
   (to Risk-Weighted         4,629,051           18.70         989,940          4.00          1,484,910            6.00
 Assets)
 Tier I Capital
   (to Average Assets)       4,629,051           12.33       1,502,094          4.00          1,877,617            5.00


(17) EMPLOYEE BENEFIT PLANS

The Bank established a 401(k) retirement plan during 1996 for which all employees twenty-one years of age with one year of service are eligible. The plan is funded with employee and employer contributions. Employees may contribute up to 15 percent of their annual salaries. The employer's amount of matching may vary from year to year, but will initially match 25 percent of the employee's first 6 percent of salary. Retirement plan expense for the years ended December 31, 1997 and 1996 totaled $5,890 and $5,885, respectively.


(18) RECLASSIFICATIONS

Certain reclassifications have been made within the 1996 and 1995 financial statements to conform to the 1997 presentation.


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

Linton F. Lewis                                                 J. Randall Teston
Executive Vice President and                                    Vice President
Senior Lending Officer                                          Wayne National Bank
Wayne National Bank

Patti D. Hayes                                                  Randall D. Hicks
Assistant Vice President                                        Cashier and Compliance Officer
Wayne National Bank                                             Wayne National Bank

REGISTRAR AND TRANSFER AGENT
Wayne Bancorp, Inc.

ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of Shareholders of Wayne Bancorp, Inc. will be held Tuesday, April 14, 1998, at 6:00 p.m. in the lobby of Wayne National Bank, 818 South First Street, Jesup, Georgia.

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED AT NO CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: DOUGLAS R. HARPER, WAYNE BANCORP, INC., 818 SOUTH FIRST STREET, JESUP, GEORGIA 31545.